UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hercules Technology Growth Capital, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

April 29, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Hercules Technology Growth Capital, Inc. to be held on Wednesday, June 9, 2010 at 10:00 a.m., Eastern Time, at our Boston office at 31 St. James Avenue, Suite 790, Boston, Massachusetts 02116 (the “Annual Meeting”). The phone number of our Boston office is (617) 314-9973.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, and you are encouraged to vote your shares as soon as possible. The enclosed proxy card contains instructions for voting over the Internet, by telephone or by returning your proxy card via mail in the envelope provided. Your vote is important.

Sincerely yours,

Manuel A. Henriquez
Chairman of the Board and Chief Executive Officer

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2010

To the Stockholders of Hercules Technology Growth Capital, Inc.:

The 2010 Annual Meeting of Stockholders of Hercules Technology Growth Capital, Inc., a Maryland Corporation (the “Company”), will be held at our Boston office at 31 St. James Avenue, Suite 790, Boston, Massachusetts 02116 on Wednesday, June 9, 2010, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect one director of the Company who will serve for three years or until his successor is elected and qualified;

2.	To ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To approve a proposal to authorize the Company to sell or otherwise issue up to 20% of the Company’s outstanding common stock at a price below the Company’s then current net asset value per share (“NAV”);

4.	To approve a proposal to authorize the Company to offer and issue debt with warrants or debt convertible into shares of its common stock at an exercise or conversion price that, at the time such warrants or convertible debt are issued, will not be less than the fair market value per share but may be below the Company’s then current NAV; and

5.	To transact such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The enclosed proxy statement is also available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=14146. This website also includes copies of the form of proxy and the Company’s Annual Report to stockholders. Stockholders may request a copy of the proxy statement and the Company’s Annual Report by contacting our main office at (650) 289-3060.

You have the right to receive notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on April 21, 2010. Whether or not you expect to be present in person at the Annual Meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided. As a registered stockholder, you may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By Order of the Board,

Scott Harvey
Secretary and Chief Legal Officer

April 29, 2010

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:

The Company sent you this proxy statement and the enclosed proxy card because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. The Annual Meeting will be held at our Boston office at 31 St. James Avenue, Suite 790, Boston, Massachusetts 02116 on Wednesday, June 9, 2010, at 10:00 a.m.

This proxy statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign, and return the enclosed proxy card or vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card.

As of April 21, 2010, the date for determining stockholders entitled to vote at the Annual Meeting (the “Record Date”), there were 36,248,195 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the Record Date, you are entitled to one vote for each share of common stock you owned as of that date. The Company began mailing this proxy statement on or about April 29, 2010 to all stockholders entitled to vote their shares at the Annual Meeting.

Q:	How do I vote by proxy and how many votes do I have?

A:	If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares in the manner that you specified. If you sign the proxy card, but do not make specific choices, the shares represented by such proxy will be voted as recommended by the Board. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms participate in the American Stock Transfer & Trust Company’s (“AST”) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If the entity holding your shares participates in AST’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone voting information, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

If any other matter is presented, the shares represented by such proxy will be voted in accordance with the best judgment of the person or persons exercising authority conferred by the proxy at the Annual Meeting.

You have one vote for each share of common stock that you own on the Record Date. The proxy card indicates the number of shares that you owned on the Record Date.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Q:	May my broker vote for me?

A:	Under the rules of the Financial Industry Regulatory Authority, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules of the New York Stock Exchange (“NYSE”), non-routine matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders.

Important Change: A NYSE rule change that is effective for the Annual Meeting no longer permits brokers to vote in the election of directors if the holder of record has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the uncontested election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or authorize your shares by telephone, via the Internet or at the Annual Meeting by following these procedures. To revoke your proxy:

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to Scott Harvey, Secretary and Chief Legal Officer, at Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301;

•	Vote again by telephone or Internet, if eligible to do so, by following the instructions included on the enclosed proxy card; or

•	Obtain proper written authority from the institution or broker holding your shares and attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a proxy card when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank, or nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on April 21, 2010, the Record Date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter. Broker non-votes are considered “No Votes” for stockholder proposal 3.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A quorum of stockholders must be present for any business to be conducted at the Annual Meeting. The quorum requirement for holding the Annual Meeting and transacting business is the presence in person or by proxy of a majority of our outstanding shares entitled to be voted. Abstentions and broker non-votes will be treated as shares present for quorum purposes. On the Record Date, there were 36,248,195 shares outstanding and entitled to vote. Thus, 18,124,098 must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Q:	Who is paying for the costs of soliciting these proxies?

A:

The Company will pay all the costs of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. The Company has also retained AST to assist in the solicitation of proxies for its customary fee estimated at $4,000 plus out-of-pocket expenses.

Q:	How do I find out the results of the voting at the Annual Meeting?

A:	Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published on Form 8-K within four business days from the date of the Annual Meeting.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of the Company’s common stock, please call us at (650) 289-3060 or send an e-mail to Scott Harvey, Secretary and Chief Legal Officer, at sharvey@htgc.com.

Quorum Required	5
Information Regarding This Solicitation	5
Vote Required	6
Security Ownership of Certain Beneficial Owners and Management	7
Proposal 1—Election of a Director	9
Information About the Directors and Executive Officers	10
Director Nominee	11
Current Directors	11
Compensation of Directors	13
Board Leadership Structure	14
Board of Directors Oversight of Risk	15
Disclosure of Compensation Policies and Procedures as Related to Risk Management	15
Committees of the Board	16
Communication with the Board	17
Code of Ethics	18
Compensation Committee Interlocks and Insider Participation	18
Information about Executive Officers who are not Directors	18
Certain Relationships and Related Transactions	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
Executive Compensation	20
Compensation Discussion and Analysis	20
Compensation Committee Report	31
Summary Compensation Table	32
Grants of Plan Based Awards	33
Outstanding Equity Awards at Fiscal Year End	34
Restricted Stock Vested	35
Equity Compensation Plan Information	35
2004 Equity Incentive Plan	36
2006 Non-Employee Director Plan	37
Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm	39
Proposal 3—Authorize the Company to Sell or Otherwise Issue Up to 20% of the Company’s Common Stock at a Price Below the Company’s Then Current NAV	42
Proposal 4—Authorize the Company to Offer and Issue Debt with Warrants or Debt Convertible into Shares of Its Common Stock At an Exercise or Conversion Price That, at the Time Such Warrants or Convertible Debt are Issued, Will Not Be Less Than the Fair Market Value Per Share But May Be Below the Company’s Then Current NAV	47
Other Business	50
Submission of Stockholder Proposals	50
General	51

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

PROXY STATEMENT

2010 Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Hercules Technology Growth Capital, Inc. a Maryland Corporation (the “Company,” “we,” “us” or “our”), for use at the Company’s 2010 Annual Meeting of Stockholders to be held on Wednesday, June 9, 2010, at 10:00 a.m. at our Boston office at 31 St. James Avenue, Suite 790, Boston, Massachusetts 02116, and at any postponements or adjournments thereof. This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are first being sent to stockholders on or about April 29, 2010.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. This proxy statement is also available via the Internet at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=14146. The website also includes electronic copies of the form of proxy and the Company’s Annual Report. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms participate in the AST online program. This program provides eligible stockholders who receive a copy of the Company’s Annual Report on Form 10-K and proxy statement, either by paper or electronically, the opportunity to vote via the Internet or by telephone. If the entity holding your shares participates in AST’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone voting information, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

Quorum Required

A quorum of stockholders must be present for any business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be case as of the Record Date will constitute a quorum. Abstentions and broker non-votes (where a broker proxy indicates that the nominee has not received instructions on a particular proposal and does not have discretionary authority to vote the shares on such proposal) will be treated as shares present for quorum purposes. On the Record Date, there were 36,248,195 shares outstanding and entitled to vote. Thus, 18,124,098 must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If a quorum is not present at the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit further solicitation of proxies.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing, and mailing this proxy statement, the accompanying Notice of Annual Meeting of

Stockholders, and the proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company (for which no director, officer or regular employee will receive any additional or special compensation). The Company has also retained AST to assist in the solicitation of proxies for an estimated fee of $4,000, plus out-of-pocket expenses.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Vote Required

Election of a Director. The election of a director requires the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon. Stockholders may not cumulate their votes. If you vote “withhold authority” with respect to the nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Approval of the proposal to authorize the Company to sell or otherwise issue up to 20% of the Company’s common stock at a price below the Company’s then current NAV. Approval of this proposal requires the affirmative vote of: (i) a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, as defined below; and (ii) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the Investment Company Act of 1940 (the “1940 Act”) defines “a majority of outstanding shares” as the lesser of: (i) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Approval to authorize the Company to offer and issue debt with warrants or debt convertible into shares of its common stock at an exercise or conversion price that, at the time such warrants or convertible debt are issued, will not be less than the fair market value per share but may be below the Company’s then current NAV. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Also, a stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 21, 2010, the beneficial ownership of each current director, each nominee for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 21, 2010 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 36,248,195 shares of common stock outstanding as of April 21, 2010.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

The Company’s directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Director
Manuel A. Henriquez(2)	2,598,492	7.2%

Independent Directors
Robert P. Badavas(3)	74,844	*
Joseph W. Chow(4)	83,964	*
Allyn C. Woodward, Jr.(5)	112,997	*

Executive Officers
Samir Bhaumik(6)	382,161	1.1%
Mark Denomme(7)	97,929	*
Scott Gable	—
Scott Harvey(8)	291,426	*
David M. Lund(9)	227,353	*
Parag I. Shah(10)	698,746	1.9%

Executive officers and directors as a group(11)	4,567,912	12.6%

Other
T. Rowe Price Associates, Inc.(12) 100 E. Pratt Street Baltimore, MD 21202	2,585,825	7.1%

Blackrock Inc.(12) 40 E. 52nd Street New York, NY 10055	1,876,392	5.2%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
(2)

Includes 1,569,602 shares of common stock that can be acquired upon the exercise of outstanding options and 326,042 shares of restricted stock. Includes shares of the Company’s common stock held by certain trusts controlled by Mr. Henriquez.

(3)	Includes 13,334 shares of common stock that can be acquired upon the exercise of outstanding options and 3,888 shares of restricted stock.
(4)	Includes 13,334 shares of common stock that can be acquired upon the exercise of outstanding options and 3,888 shares of restricted stock.
(5)	Includes 11,667 shares of common stock that can be acquired upon the exercise of outstanding options and 6,111 shares of restricted stock.
(6)	Includes 234,393 shares of common stock that can be acquired upon the exercise of outstanding options and 95,625 shares of restricted common stock.
(7)	Includes 59,735 shares of common stock that can be acquired upon the exercise of outstanding options and 29,134 shares of restricted common stock.
(8)	Includes 233,451 shares of common stock that can be acquired upon the exercise of outstanding options and 32,084 shares of restricted common stock.
(9)	Includes 173,945 shares of common stock that can be acquired upon the exercise of outstanding options and 31,230 shares of restricted stock.
(10)	Includes 484,675 shares of common stock that can be acquired upon the exercise of outstanding options and 184,563 shares of restricted stock.
(11)	Includes 2,794,136 shares of common stock that can be acquired upon the exercise of outstanding options and 712,565 shares of restricted stock.
(12)	Information about the beneficial ownership of our principal stockholders is derived from filings made by them with the SEC.

The following table sets forth as of April 21, 2010, the dollar range of our securities owned by our directors and employees primarily responsible for day-to-day management of our investment portfolio.

Name	Dollar Range of Equity Securities Beneficially Owned(1)
Independent Directors:
Robert P. Badavas	over $	100,000
Joseph W. Chow	over $	100,000
Allyn C. Woodward, Jr.	over $	100,000

Interested Director:
Manuel A. Henriquez	over $	100,000

Executive Officers:
Samir Bhaumik	over $	100,000
Mark Denomme	over $	100,000
Scott Gable		—
Scott Harvey	over $	100,000
David M. Lund	over $	100,000
Parag I. Shah	over $	100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

PROPOSAL 1: ELECTION OF A DIRECTOR

Board of Directors

The number of directors on our Board is currently fixed at four directors.

Our Board is divided into three classes. Class I directors hold office initially for a term expiring at the Annual Meeting of Stockholders to be held in 2011, Class II directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2012 and Class III directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2010. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. Mr. Woodward’s term expires in 2012, Messrs. Badavas and Chow’s terms expire in 2011 and Mr. Henriquez’s term expires in 2010.

Mr. Henriquez has been nominated for re-election for a three year term expiring in 2013. Mr. Henriquez is not being nominated as a director for election pursuant to any agreement or understanding between such person and the Company. Mr. Henriquez has indicated his willingness to continue to serve if elected and has consented to be named as a nominee. Mr. Henriquez is an “interested director” of the Company as defined under the 1940 Act because he serves as Chairman and Chief Executive Officer (“CEO”) of the Company.

A stockholder can vote for or withhold his or her vote from the nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominee named below. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated by the Board as a replacement. The Board has no reason to believe that the person named below will be unable or unwilling to serve.

Required Vote

This proposal requires the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon. Stockholders may not cumulate their votes. If you vote “withhold authority” with respect to the nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE NAMED IN THIS PROXY STATEMENT.

Information about the Directors and Executive Officers

Set forth below is information, as of April 21, 2010, regarding Mr. Henriquez, our Chairman and CEO, who is being nominated for election as a director by the stockholders at the Annual Meeting, as well as information about our current directors whose terms of office will continue after the Annual Meeting, including each director’s (i) name and age; (ii) a brief description of their recent business experience, including present occupations and employment during at least the past five years; (iii) directorships, if any, that each director holds and has held during the past five years; and (iv) the year in which each person became a director of the Company. As the information that follows indicates, the nominee and each continuing director brings strong and unique experience, qualifications, attributes, and skills to the Board. This provides the Board, collectively, with competence, experience, and perspective in a variety of areas, including: (i) corporate governance and Board service; (ii) executive management, finance, and accounting; (iii) venture capital financing with a technology-related focus; (iv) business acumen; and (v) an ability to exercise sound judgment.

Moreover, the Nominating and Corporate Governance Committee believes that it is important to seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for Board membership.

Name	Age	Positions
Interested Director:
Manuel A. Henriquez(1)	46	Chairman of the Board and Chief Executive Officer

Independent Directors:
Robert P. Badavas(2)(3)(4)(5)	57	Director
Joseph W. Chow(2)(3)(4)(5)	57	Director
Allyn C. Woodward, Jr.(2)(3)(4)(5)	69	Director

Executive Officers:
Samir Bhaumik	46	Senior Managing Director and Technology Group Head
Mark Denomme	44	Senior Managing Director and Lower Middle Market Group Head
Scott Gable	45	Chief Operating Officer
Scott Harvey	55	Secretary and Chief Legal Officer
David M. Lund	56	Chief Financial Officer
Parag I. Shah	38	Senior Managing Director and Life Sciences Group Head

(1)	Mr. Henriquez is an interested person, as defined in section 2(a)(19) of the 1940 Act, of the Company due to his position as an executive officer of the Company.
(2)	Member of the Audit Committee.
(3)	Member of the Valuation Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Corporate Governance Committee.

Director Nominee

Interested Director

The following director is an “interested director” because he is the Company’s Chairman and Chief Executive Officer.

Manuel A. Henriquez is a co-founder of the Company and has been our Chairman and CEO since December 2003 and our President since April 2005. Prior to co-founding the Company, Mr. Henriquez was a Partner at VantagePoint Venture Partners, a $2.5 billion multi-stage technology venture fund, from August 2000 through July 2003. Prior to VantagePoint Venture Partners, Mr. Henriquez was the President and Chief Investment Officer of Comdisco Ventures, a division of Comdisco, Inc., a leading technology and financial services company, from November 1999 to March 2000. Prior to that, from March 1997 to November 1999, Mr. Henriquez was a Managing Director of Comdisco Ventures. Mr. Henriquez was a senior member of the investment team at Comdisco Ventures that originated over $2.0 billion of equipment lease, debt and equity transactions from 1997 to 2000. Mr. Henriquez serves on the board of directors of three of the Company’s portfolio companies: Spa Chakra Acquisition Corp., a luxury provider of health and wellness care; Infologix, Inc. (NASDAQ: IFLG), a provider of enterprise mobility solutions for healthcare and commercial industries; and E-Band Communications Corporation, supplier of ultra high capacity of wireless solutions. Also, Mr. Henriquez serves on the board of directors of Charles Armstrong School, an independent elementary and middle school that serves students with language-based learning differences. Mr. Henriquez received a B.S. in Business Administration from Northeastern University.

Through his broad experience as an officer and director of several private and public companies, in addition to skills acquired with firms engaged in investment banking, banking and financial services, Mr. Henriquez brings to the Company a unique business expertise and knowledge of financing technology related companies as well as extensive financial and risk assessment abilities. Mr. Henriquez possesses a vast array of knowledge in venture capital financing which assists us in the markets in which we compete. Mr. Henriquez’s years of experience as our Chairman and CEO since co-founding the Company demonstrates his leadership skills that are valuable in his role as our Chairman and CEO.

Current Directors

Independent Directors

Each of the following directors are “independent” under the Nasdaq Stock Market rules and are not “interested directors” as defined in Section 2(a)(19) of the 1940 Act.

Robert P. Badavas has served as a director since March 2006. Mr. Badavas is a private investor and, since his retirement from TAC Worldwide, a technical staffing, workforce management and business services company, has been serving as President of Petros Ventures, Inc., a management and advisory services company. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide from December 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. Prior to joining TAC Worldwide, Mr. Badavas was Partner and Chief Operating Officer of Atlas Venture, an international venture capital firm, from September 2001 to September 2003. Mr. Badavas also serves on the board of directors and is chairman of the Audit Committee of both Airvana, Inc. (NASDAQ: AIRV), a provider of mobile broadband network infrastructure products, and Constant Contact, Inc. (NASDAQ: CTCT), a provider of on demand email marketing, event marketing and online survey solutions for small organizations. In addition, Mr. Badavas serves on the board of directors of The Learning Center for the Deaf in Framingham, MA, Hellenic College/Holy Cross School of Theology in Brookline, MA and Bentley University in Waltham, MA. In addition to being a certified public accountant with nine years of experience at PriceWaterhouseCoopers, an independent registered public accounting firm, and the chief financial officer of a publicly traded company, Mr. Badavas recently completed a program that discussed strategies to make corporate boards more effective at the Harvard Business School. Mr. Badavas is a graduate of Bentley University with a BS in Accounting and Finance.

Through his prior experience as a director, chief executive officer, chief operating officer and chief financial officer, Mr. Badavas brings business expertise, finance and audit skills to his Board service with the Company. Mr. Badavas’ expertise, experience and skills closely align with our operations, and his prior investment experience with a venture capital firm facilitates an in-depth understanding of our investment business. Mr. Badavas’ expertise and experience also qualify him to serve as Chairman of our Audit Committee and as our audit committee financial expert.

Joseph W. Chow has served as a director since February 2004. Mr. Chow is Executive Vice President at State Street Corporation (NYSE: STT), a provider of financial services to institutional investors, where he is responsible for the development of business strategies for emerging economies. Previously, he was Head of Risk and Corporate Administration at State Street, having retired from the company in August 2003 and rejoined in July 2004. Prior to August 2003, Mr. Chow was Executive Vice President and Head of Credit and Risk Policy at State Street. Before joining State Street, Mr. Chow worked at Bank of Boston in various international and corporate banking roles from 1981 to 1990 and specialized in the financing of emerging-stage high technology companies. In addition, Mr. Chow serves on the board and executive committee of the Greater Boston Chamber of Commerce and the board of the Hong Kong Association of Massachusetts. Mr. Chow is a graduate of Brandeis University with a B.A. in Economics. He also received an M.C.P. from the Massachusetts Institute of Technology and an M.S. in Management (finance) from the MIT Sloan School of Management.

Through his experience as a senior executive of a major financial institution, Mr. Chow brings business expertise, finance and risk assessment skills to his Board service with the Company. Mr. Chow’s experience and skills closely align with our business, and his lending and credit experience facilitates an in-depth understanding of risk associated with the structuring of investments in technology related companies. Mr. Chow’s risk management expertise and credit related experience also qualify him to serve as Chairman of our Valuation Committee.

Allyn C. Woodward, Jr. has served as a director since February 2004. Mr. Woodward was Vice Chairman of Adams Harkness Financial Group (AHFG-formerly Adams, Harkness & Hill) from April 2001 until January 2006 when AHFG was sold to Canaccord, Inc., an independent investment dealer. He previously served as President of AHFG from 1995 to 2001. AHFG was an independent institutional research, brokerage and investment banking firm headquartered in Boston, MA. Prior to joining AHFG, Mr. Woodward worked for Silicon Valley Bank from April 1990 to April 1995, initially as Executive Vice President and Co-founder of the Wellesley, MA office and more recently as Senior Executive Vice President and Chief Operating Officer of the parent bank in California. Silicon Valley Bank is a commercial bank, headquartered in Santa Clara, CA whose principal lending focus is directed toward the technology, healthcare and venture capital industries. Prior to joining Silicon Valley Bank, Mr. Woodward was Senior Vice President and Group Manager of the Technology group at Bank of New England, Boston, MA where he was employed from 1963-1990. Mr. Woodward is currently the Chairman of the Board of Directors and a member of the Compensation Committee of Lecroy Corporation (NASDAQ: LCRY), a leading provider of oscilloscopes, protocol analyzers and related test and measurement solutions. He is also a former Director of Viewlogic and Cayenne Software, Inc. Mr. Woodward serves on the boards of three private companies and is on the boards of advisors of five venture capital funds. Mr. Woodward holds an Advanced Professional Director Certification from the Corporate Director Group, a public company director education and credentialing organization, and is a member of the National Association of Corporate Directors. Mr. Woodward is on the Board of Overseers and a member of the Finance Committee of Newton Wellesley Hospital, a 250 bed hospital located in Newton, MA. Mr. Woodward is on the Board of Overseers and the Investment Committee and the Finance Committee of Babson College in Babson Park, MA. Mr. Woodward graduated from Babson College with a degree in finance and accounting. He also graduated from the Stonier Graduate School of Banking at Rutgers University.

Mr. Woodward’s executive and board experience brings extensive business, finance and investment expertise to his Board service with the company. His experiences with financial services, bank and technology-related companies provide a unique perspective on matters involving business, finance and technology. Mr. Woodward’s many board related experiences makes him skilled in leading committees requiring substantive expertise. He is uniquely qualified to lead in the continued development of our Board’s policies regarding compensation and governance best practices by serving as Chairman of our Compensation Committee and Nominating and Corporate Governance Committee and by serving as our Lead Independent Director.

Compensation of Directors

In the past, the Compensation Committee has engaged Towers Watson, formerly known as Watson Wyatt Worldwide, Inc., (“Towers Watson”) to act as its compensation consultant to review the competitiveness and effectiveness of the Company’s director compensation program relative to market practices within comparison group companies. Towers Watson last issued a report to the Compensation Committee regarding the director compensation program in late 2007 (the “2007 Report”). In the 2007 Report, Towers Watson made certain recommendations regarding the mix of cash and equity compensation to be offered to the Company’s directors, as well as the types of long-term incentives to be granted to the Company’s directors. The Compensation Committee reviewed the 2007 Report when evaluating the director compensation program for the fiscal year ended December 31, 2009. For more information about the compensation information provided by Towers Watson, see “Executive Compensation—Compensation Discussion and Analysis” below.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our directors during the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(5)	Total ($)
Robert P. Badavas	$154,338	(1)	—	—	$6,122	$160,460
Joseph W. Chow	$113,000		—	—	$6,122	$119,122
Allyn C. Woodward, Jr.	$129,500		$42,450	$15,520	$8,345	$195,815
Manuel A. Henriquez(4)	—		—	—	—	—

(1)	Mr. Badavas earned $132,801 and elected to receive a portion of the additional retainer fee as 3,334 shares of our common stock stock in lieu of cash. The total value of the shares issued to Mr. Badavas for services in fiscal 2009 was $21,537.
(2)	During 2009, we granted Mr. Woodward a restricted stock award of 5,000 shares. See the discussion set forth under “2006 Non-Employee Director Plan” below. The amount reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock is measured based on the closing price of our common stock on the date of grant.
(3)	During 2009, we granted Mr. Woodward a stock option award of 15,000 shares. See the discussion set forth under “2006 Non-Employee Director Plan”. The amount reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, please refer to Note 7 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.
(4)	As an employee director, Mr. Henriquez does not receive any compensation for his service as a director. The compensation Mr. Henriquez receives as CEO of the Company is disclosed in the Summary Compensation Table as set forth herein.
(5)	Represents dividends paid on unvested restricted stock awards during 2009.

As compensation for serving on our Board, each of our independent directors receives an annual fee of $50,000 and the chairperson of each committee receives an additional $15,000 annual fee. Each independent director also receives $2,000 for each Board or committee meeting they attend, whether in person or telephonically. Employee directors and non-independent directors will not receive compensation for serving on the Board. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board meetings.

Directors do not receive any perquisites or other personal benefits from the Company.

Under current SEC rules and regulations applicable to business development companies (“BDC”), a BDC may not grant options or restricted stock to non-employee directors unless it receives exemptive relief from the SEC. The Company filed an exemptive relief request with the SEC to allow options and restricted stock to be issued to its non-employee directors, which was approved on October 10, 2007. On November 9, 2009 the Company filed a request with the SEC for exemptive relief that would permit its employees to exercise their stock options and restricted stock and pay any related income taxes using a cashless exercise program. There can be no assurance that such relief will be granted.

On June 21, 2007, the stockholders approved amendments to the 2004 Equity Incentive Plan (the “2004 Plan”) and the 2006 Non-Employee Director Plan (the “2006 Plan”) (collectively, the “2004 and 2006 Plans”) allowing for the grant of restricted stock. The 2004 and 2006 Plans limit the combined maximum amount of restricted stock that may be issued under both of the 2004 and 2006 Plans to 10% of the outstanding shares of the Company’s common stock on the effective date of the 2004 and 2006 Plans plus 10% of the number of shares of common stock issued or delivered by the Company during the terms of the 2004 and 2006 Plans. See the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Board Leadership Structure

Chairman and CEO

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, coupled with a Lead Independent Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. Since our inception in 2005, Mr. Henriquez has served as both Chairman of the Board and CEO.

No single leadership model is right for all companies at all times. The Board recognizes that depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Moreover, the Board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined Chairman and CEO. Specifically:

•	Three of the four current directors of the Company are independent directors;

•	As required by Nasdaq rules, all of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent directors;

•	The Board and its committees regularly conduct scheduled meetings in executive session, out of the presence of Mr. Henriquez and other members of management;

•	The Board and its committees regularly conduct meetings which specifically include Mr. Henriquez;

•

The Board and its committees remain in close contact with, and receive reports on various aspects of the Company’s management and enterprise risk directly from the Company’s senior management and independent auditors; and

•	The Board and its committees interact with employees of the Company outside the ranks of senior management.

Lead Independent Director

The Board has instituted the Lead Independent Director position to provide an additional measure of balance, ensure the Board’s independence, and enhance its ability to fulfill its management oversight responsibilities. Allyn C. Woodward, Jr., the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, currently serves as the Lead Independent Director. The Lead Independent Director:

•	Presides over all meetings of the directors at which the Chairman is not present, including executive sessions of the independent directors;

•	Has the authority to call meetings of the independent directors;

•	Frequently consults with the Chairman and CEO about strategic policies;

•	Provides the Chairman and CEO with input regarding Board meetings;

•	Serves as a liaison between the Chairman and CEO and the independent directors; and

•	Otherwise assumes such responsibilities as may be assigned to him by the independent directors.

Having a combined Chairman and CEO, coupled with a substantial majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the independent directors, provides the right leadership structure for the Company and is best for the Company and its shareholders at this time.

Board of Directors Oversight of Risk

While risk management is primarily the responsibility of the Company’s management team, the Board is responsible for the overall supervision of the Company’s risk management activities. The Board’s oversight of the material risks faced by our Company occurs at both the full Board level and at the committee level.

The Board’s Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company. In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation program.

Management provides regular updates throughout the year to the Board regarding the management of the risks they oversee at each regular meeting of the Board. Also, the Board receives presentations throughout the year from various department and business group heads that include discussion of significant risks as necessary. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of significant risks facing the Company and their potential impact.

Disclosure of Compensation Policies and Procedures as Related to Risk Management

The Board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for executive and management employees. The Company uses common variable compensation designs across all employees of the Company with a significant focus on individual performance and contribution along with achievement of certain corporate objectives as generally described in this proxy statement.

In view of the current economic and financial environment, the Compensation Committee and our Board reviewed our compensation programs to assess whether any aspect of the programs would encourage any of our employees to take any unnecessary or inappropriate risks that could threaten the value of the Company. The Compensation Committee has designed our compensation programs to reward our employees for achieving annual profitability and long-term increase in stockholder value.

The Board recognizes that the pursuit of corporate objectives possibly leads to behaviors that could weaken the link between pay and performance, and, therefore, the correlation between the compensation delivered to employees and the return realized by stockholders. Accordingly, the Compensation Committee has designed our executive compensation program to mitigate these possibilities and to ensure that our compensation practices and decisions are consistent with our risk profile. These features include the following:

•	The financial performance objectives of our annual cash incentive program are the budgeted objectives that are reviewed and approved by the Board;

•	Bonus payouts are not based solely on corporate performance objectives, but also require achievement of individual performance objectives;

•	The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking;

•	Annual cash bonuses are paid in one installment after the end of the fiscal year to which the bonus payout relates; and

•	The Compensation Committee and the Board have the final decision on all awards.

Committees of the Board

The Board has established an Audit Committee, a Valuation Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. A brief description of each committee is included in this proxy and the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Investor Relations section of the Company’s website at www.htgc.com.

During 2009, the Board held 18 Board meetings, 20 committee meetings and acted by written consent. All of the directors attended at least 75% of the Board meetings and at least 75% of the respective committee meetings on which they serve. Each director makes a diligent effort to attend all Board and committee meetings, as well as the Annual Meeting of Stockholders. Each of the directors, except for one, attended the Company’s 2009 Annual Meeting of Stockholders in person.

Audit Committee. Our Board has established an Audit Committee. The Audit Committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Badavas currently serves as Chairman of the Audit Committee and is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. During the last fiscal year, the Audit Committee held seven meetings and acted by written consent.

Valuation Committee. Our Board has established a Valuation Committee. The Valuation Committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Chow currently serves as Chairman of the Valuation Committee. The Valuation Committee is responsible for reviewing and recommending to the full Board the fair value of debt and equity securities in accordance with established valuation procedures. The Valuation Committee may utilize the services of an independent valuation firm in arriving at fair value of these securities. During the last fiscal year, the Valuation Committee held six meetings.

Compensation Committee. Our Board has established a Compensation Committee. The Compensation Committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Woodward currently serves as Chairman of the Compensation Committee. The Compensation Committee determines compensation for our executive officers, in addition to administering the 2004 Plan and the 2006 Plan. During the last fiscal year, the Compensation Committee held four meetings and acted by written consent.

Nominating and Corporate Governance Committee. Our Board has established a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Badavas, Chow and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the Nasdaq Stock Market and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Woodward currently serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will nominate to the Board for consideration candidates for election as directors to the Board. During the last fiscal year, the Nominating and Corporate Governance Committee held three meetings.

The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the Company’s bylaws and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age, and address; class, series and number of shares of stock of the Company beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such stockholder believes the individual is an “interested person” of the Company, as defined in the 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required. To date, the Company has not received any recommendations from stockholders requesting consideration of a candidate for inclusion among the committee’s slate of nominees in the Company’s proxy statement. See “Submission of Stockholder Proposals.”

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size and the diversity of the Company’s Board;

•	whether or not the nominee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the Nominating and Corporate Governance Committee recommends to expand the size of the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and the Board provide suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Consultants may also be engaged to assist in identifying qualified individuals.

Communication with the Board

Stockholders with questions about the Company are encouraged to contact Hercules Technology Growth Capital, Inc.’s Investor Relations department at (650) 289-3060. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s Board by sending their communications to Hercules Technology Growth Capital, Inc., c/o Scott Harvey, Secretary and Chief Legal

Officer, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. All stockholder communications received in this manner will be delivered to one or more members of the Board.

Code of Ethics

Our code of ethics, which is signed by directors and executives of the Company, requires that directors and executive officers avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the code of ethics which is available on our website at www.htgc.com, each director and executive officer must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Audit Committee. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the Board.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of the members are present or past employees of the Company. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the Board.

Information about Executive Officers who are not Directors

The following information, as of April 21, 2010, pertains to the Company’s executive officers who are not directors of the Company.

Non-director Executive Officers

Samir Bhaumik joined our Company in November 2004 as a Managing Director and was promoted to Senior Managing Director in June 2006. In March 2008, Mr. Bhaumik was promoted by our Board to the position of Technology Group Head. Mr. Bhaumik previously served as Vice President—Western Region of the New York Stock Exchange from January 2003 to October 2004. Prior to working for the New York Stock Exchange, Mr. Bhaumik was Senior Vice President of Comerica Bank, previously Imperial Bank, from April 1993 to January 2003. Mr. Bhaumik received a B.A. from San Jose State University and an M.B.A. from Santa Clara University. He serves on the advisory boards of Santa Clara University Leavey School of Business, Junior Achievement of Silicon Valley and the American Electronics Association-Bay Area council.

Mark S. Denomme joined our Company as a Managing Director in September 2006 and was promoted to Senior Managing Director and Group Head of Lower Middle Market in January 2010. Mr. Denomme has over 18 years of experience in financial services. Prior to joining the Company, Mr. Denomme was a Senior Vice President at Brown Brothers Harriman & Co., focusing on investments in middle market healthcare companies. From 2000 to 2006, Mr. Denomme was a Managing Director and co-founder of Consilium Partners, an investment banking firm focused on sell-side and buy-side engagements for middle market companies. From 1997 to 2000, Mr. Denomme was a Director in the Leveraged Finance group of BancBoston Robertson Stephens, focusing on originating loan syndication and high yield debt opportunities for the firm’s technology and media clients. From 1988 to 1997, Mr. Denomme was a commercial lender with Bank of Boston focused on structured debt opportunities with technology and media-related companies. Mr. Denomme holds a BBA degree from the University of Michigan.

Scott Gable joined our Company in January 2010 as Chief Operating Officer. Mr. Gable most recently served as Head of Operations for East West Bank, formerly United Commercial Bank, in San Francisco. Previously, Mr. Gable was with Wells Fargo Bank from October 1997 to June 2008, during which time he held a number of roles, including Head of Marketing for Wholesale Banking, Head of Strategic Planning for Consumer

Credit, Business Manager for the Personal Credit Management product group, and EVP of Consumer Credit Operations. From September 1987 to October 1997, Mr. Gable was with Booz Allen Hamilton’s San Francisco office, where he consulted to clients in the retail, packaged goods, entertainment, and transportation industries. He received an AB from Stanford University and an MBA from Harvard Business School.

Scott Harvey is a co-founder of our Company and has been our Chief Legal Officer and Secretary since December 2003. Mr. Harvey has been our Chief Compliance Officer since February 2005. Mr. Harvey has over 24 years of legal and business experience with leveraged finance and financing public and private technology-related companies. Since July 2002, and prior to co-founding the Company, Mr. Harvey was in a diversified private law practice. Previously, Mr. Harvey was Deputy General Counsel of Comdisco, Inc., a leading technology and financial services company, from January 1997 to July 2002. From 1991 to 1997, Mr. Harvey served as Vice President of Marketing, Administration & Alliances with Comdisco, Inc. and was Corporate Counsel from 1983 to 1991. Mr. Harvey received a B.S. in Agricultural Economics from the University of Missouri, a J.D. and LLM in taxation from The John Marshall Law School and an M.B.A. from Illinois Institute of Technology.

David M. Lund joined our Company in July 2005 as Vice President of Finance and Corporate Controller, and was promoted to our Chief Financial Officer in October 2006, and is our principle financial and accounting officer. He has over 27 years of experience in finance and accounting serving companies in the technology sector. Prior to joining Hercules, Mr. Lund served as the Corporate Controller of Rainmaker, Inc., from January 2005 to July 2005; as the Corporate Controller for Centrillium Communications from January 2003 to February 2005; as the Chief Financial Officer and Vice President of Finance for APT Technologies from April 2002 to January 2003; as the Chief Financial Officer and Vice President of Scion Photonics from February 2001, to March 2002. Mr. Lund also served in public accounting with Ernst & Young LLP and Grant Thornton LLP. He received a B.S. degree in Business Administration with an emphasis in Accounting from San Jose State University and a B.S. degree in Business Administration with an emphasis in Marketing from California State University, Chico.

Parag I. Shah joined our Company in November 2004 as Managing Director of Life Sciences and was promoted to Senior Managing Director in June 2006. During March 2008 Mr. Shah was promoted by our Board to the position of Life Science Group Head. Prior to joining Hercules, Mr. Shah served as Managing Director for Biogenesys Capital from April 2004 to November 2004. From April 2000 to April 2004, Mr. Shah was employed by Imperial Bank, where he served as a Senior Vice President in Imperial Bank’s Life Sciences Group, beginning in October 2000, which was acquired by Comerica Bank in early 2001. Prior to working at Comerica Bank, Mr. Shah was an Assistant Vice President at Bank Boston from January 1997 to March 2000. Bank Boston was acquired by Fleet Bank in 1999. Mr. Shah completed his Masters degrees in Technology, Management and Policy as well as his Bachelor’s degree in Molecular Biology at the Massachusetts Institute of Technology (MIT). During his tenure at MIT, Mr. Shah conducted research at the Whitehead Institute for Biomedical Research and was chosen to serve on the Whitehead Institute’s Board of Associates in 2003.

Certain Relationships and Related Transactions

The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a BDC, the 1940 Act restricts the Company from participating in transactions with any persons affiliated with the Company, including our officers, directors, and employees and any person controlling or under common control with us.

In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with the Company, our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, the Company, companies controlled by us and our employees and directors.

The Company will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, the Company has taken appropriate actions to seek Board review and approval or exemptive relief for such transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of SEC Regulation S-K require that our directors and executive officers, and any persons holding more than 10% of any class of our equity securities report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, the Nasdaq Stock Market and to us. Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners, we believe that during fiscal 2009 all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied.

Executive Compensation

Compensation Discussion and Analysis

Overview of the Compensation Program

The Compensation Committee oversees the Company’s compensation policies and programs, approves the compensation of our executive officers and administers our equity incentive programs. This compensation discussion and analysis presents the details regarding compensation approved by the Compensation Committee and paid for the fiscal year ended December 31, 2009 to the named executive officers (“NEOs”) presented below and included in the summary compensation table:

•	Manuel A. Henriquez, Chief Executive Officer

•	David M. Lund, Chief Financial Officer

•	Scott Harvey, Chief Legal Officer

•	Samir Bhaumik, Senior Managing Director and Technology Group Head

•	Parag I. Shah, Senior Managing Director and Life Science Group Head

In addition, this compensation discussion and analysis explains the Compensation Committee’s rationale and considerations that led to the executive compensation decisions affecting the Company’s NEOs.

Compensation Philosophy

The compensation and benefit programs of the Company adopted by our Compensation Committee are designed with the goal of providing compensation that is fair, reasonable and competitive and are intended to help us align the compensation paid to our NEOs with corporate and executive performance goals that have been established to achieve both our short-term and long-term objectives. The key elements of our compensation philosophy include:

•	designing compensation programs that enable us to attract and retain the best talent in the industries in which we compete;

•	using long-term equity retention and incentive awards to align employee and stockholder interests;

•	aligning executive compensation packages with the Company’s performance; and

•	ensuring that our compensation program complies with the requirements of the Investment Company Act of 1940.

We have designed compensation programs based on the following:

•

Achievement of Corporate Objectives and Executive Performance Factors—We believe that the best way to align compensation with the interests of our stockholders is to link executive compensation with individual performance and contribution along with the achievements of certain corporate objectives.

The Compensation Committee determines executive compensation consistent with the achievement of certain corporate objectives and executive performance factors that have been established to achieve short-term and long-term objectives of the Company.

•

Discretionary Annual Bonus Pool—Over the course of the year, the Compensation Committee, together with input from our CEO, develops a range of amounts likely to be available for the discretionary annual cash bonus pool. The range for this bonus pool is dependent upon the Company’s current financial outlook and executive performance contributing to achieving our corporate objectives, does not utilize specified targets and is subject to the sole discretion of the Compensation Committee. This range is further refined during our third and fourth fiscal quarters into a specified pool to be used for discretionary annual cash bonuses for our NEOs. If executive performance exceeds expectation and performance goals established during the year, compensation levels for the NEOs may exceed the specified pool amount at the discretion of our Compensation Committee. If executive performance falls below expectations, compensation levels may fall below the specified pool amount.

•

Competitiveness and Market Alignment—Our compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for investment professionals and to be sufficient to attract and retain the best talent for top performers within the industries in which we compete. We compete for talent with venture capital funds, private equity firms, mezzanine lenders, hedge funds and other specialty finance companies including certain specialized commercial banks. Thus, we believe that our employee compensation benefit plans should be designed to be competitive in the businesses in which we compete sufficient to attract and retain talent. Our benefit programs, which include general health and welfare benefits, consisting of life, long-term and short-term disability, health, dental, vision insurance benefits and the opportunity to participate in our defined contribution 401(k) plan, are designed to provide competitive benefits and are not based on performance. As part of its annual review process, the Compensation Committee reviews the competitiveness of the Company’s current compensation levels of its NEOs relative to that of our comparative group companies identified herein with a third-party compensation consultant.

•

Alignment with Requirements of the 1940 Act—Our compensation program must align with the requirements of the 1940 Act, which imposes certain limitations on the structure of a BDC’s compensation program. For example, the 1940 Act prohibits a BDC from maintaining an incentive stock option award plan and a profit sharing arrangement simultaneously. As a result, if a BDC has an incentive stock option award plan, such as we do, it is prohibited from using specific performance measurements commonly utilized by non-BDC companies as a form of compensation or a profit sharing arrangement, such as a carried interest formula, a common form of compensation in the private equity industry. These limitations and other similar restrictions imposed by the 1940 Act limit the compensation arrangements that we can utilize in order to attract and retain our NEOs.

Components of Total Compensation

The Compensation Committee determined that the compensation packages for 2009 for our NEOs should consist of the following three key components:

•	annual base salary;

•	annual cash bonus based on corporate objectives and executive performance factors; and

•	long-term equity incentive and retention awards in the form of stock option and/or restricted stock awards.

Annual Base Salary

Base salary is designed to provide a minimum, fixed level of cash compensation to our NEOs in order to attract and retain experienced executive officers who can drive the achievement of our goals and objectives. While our NEOs’ initial base salaries are determined by an assessment of competitive market levels for comparable experience and responsibilities, the performance factors used in determining changes in base salary include individual performance, changes in role and/or responsibility and changes in the market environment.

Annual Cash Bonus

The annual cash bonus is designed to reward our NEOs that have achieved certain corporate objectives and executive performance factors. The amount of the annual cash bonus is determined by the Compensation Committee on a discretionary basis and is dependent on the achievement of certain executive performance factors, as described herein under the heading “Assessment of Corporate Performance” during the year. The Compensation Committee established these performance factors because it believes they are related to our achievement of both short-term and long-term corporate objectives and the creation of stockholder value.

Long-Term Equity Incentive and Retention Awards

The Compensation Committee’s principal goals in awarding incentive stock options and/or restricted stock are to retain executive officers as well as align each NEO’s interests with our success and the long-term financial interests of its stockholders by linking a portion of the NEO’s compensation with the performance of the Company and the value delivered to stockholders. The Compensation Committee evaluates a number of criteria, including the past service of each NEO, the present and potential performance contributions of such NEO to our success, years of service, position, and such other factors as the Compensation Committee believes to be relevant in connection with accomplishing the purposes of the long-term goals of the Company. The Compensation Committee neither assigns a formula, nor assigns specific weights to any of these factors when making its determination of the NEOs’ long-term incentive awards. The Compensation Committee awards incentive stock options and/or restricted stock on a subjective basis, and such awards depend in each case on the performance of the NEO under consideration, and in the case of new hires, on their potential performance.

Option awards under the 2004 Plan are generally awarded upon initial employment and on an annual basis thereafter. Options generally vest, subject to continued employment, one-third after one year of the date of grant and ratably over the succeeding 24 months.

In May 2007, we received SEC exemptive relief, and our stockholders approved amendments to the 2004 and 2006 Plans, permitting us to grant restricted stock awards. Restricted stock awards granted under the 2004 Plan were previously awarded annually and vest subject to continued employment one fourth each year over a four year period beginning with the first anniversary of such grant. In 2009 and 2010, restricted stock awards vest subject to continued employment one-fourth on the one year anniversary of the date of grant and ratably over the succeeding 36 months.

The 2004 and 2006 Plans limit the combined maximum amount of restricted stock that may be issued under both 2004 and 2006 Plans to 10% of the outstanding shares of our stock on the effective date of the 2004 and 2006 Plans plus 10% of the number of shares of stock issued or delivered by our Company during the terms of the 2004 and 2006 Plans. The approved amendments further specify that no one person will be granted awards of restricted stock relating to more than 25% of the shares available for issuance under the 2004 Plan. Further, the amount of voting securities that would result from the exercise of all our outstanding warrants, options and rights, together with any restricted stock issued pursuant to the 2004 and 2006 Plans, at the time of issuance will not exceed 25% of our outstanding voting securities, except that if the amount of voting securities that would result from such exercise of all of our outstanding warrants, options and rights issued to our directors and executive officers, together with any restricted stock issued pursuant to the 2004 and 2006 Plans, would exceed 15% of our outstanding voting securities, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any restricted stock issued pursuant to the 2004 and 2006 Plans, at the time of issuance will not exceed 20% of our outstanding voting securities. Eligibility includes all of our NEOs. Each grant of restricted stock under the 2004 Plan to our NEOs will contain such terms and conditions, including consideration and vesting, as our Board deems appropriate and as allowed for within the provisions of the 2004 Plan. We believe that by having two forms of long term equity incentive rewards we are able to reward stockholder value creation in different ways. Stock options have exercise prices equal to the market price of our common stock on the date of the grant and reward employees only if our stock price increases. Restricted stock, although affected by both stock price increases and decreases, maintains value during periods of market volatility.

Benefits and Perquisites

Our NEOs receive the same benefits and perquisites as other full-time employees. Our benefit program is designed to provide competitive benefits and is not based on performance. Other than the benefits described below, our NEOs do not receive any other benefits, including retirement benefits, or perquisites from the Company. Our NEOs and other full-time employees receive general health and welfare benefits, which consist of life, long-term and short-term disability, health, dental, vision insurance benefits and the opportunity to participate in our defined contribution 401(k) plan. During 2009, our 401(k) plan provided for a match of contributions by the Company for up to $6,500 per full-time employee.

Tax and Accounting Implications

Stock-Based Compensation. We account for stock-based compensation, including options and shares of restricted stock granted pursuant to our 2004 and 2006 Plans in accordance with the requirements of FASB ASC Topic 718. Under the FASB ASC Topic 718, we estimate the fair value of our option awards at the date of grant using the Black-Scholes-Merton option-pricing model, which requires the use of certain subjective assumptions. The most significant of these assumptions are our estimates on the expected term, volatility and forfeiture rates of the awards. Forfeitures are not estimated due to our limited history but are reversed in the period in which forfeiture occurs. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value stock-based awards granted in future periods. We estimate the fair value of our restricted stock awards based on grant date market closing price.

Deductibility of Executive Compensation. When analyzing both total compensation and individual elements of compensation paid to our NEOs, the Compensation Committee considers the income tax consequences to the Company of its compensation policies and procedures. The Compensation Committee intends to balance its objective of providing compensation to our NEOs that is fair, reasonable, and competitive with the Company’s capability to take an immediate compensation expense deduction. The Board believes that the best interests of the Company and its stockholders are served by executive compensation programs that encourage and promote the Company’s principal compensation philosophy, enhancement of stockholder value, and permit the Compensation Committee to exercise discretion in the design and implementation of compensation packages. Accordingly, the Company may from time to time pay compensation to its NEOs that may not be fully tax deductible. Stock options granted under our stock plan generally intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) may exceed the deductibility of non-performance-based compensation paid to certain covered employees whose compensation exceeds $1 million in any year. Also, the restricted stock awards we may grant or have granted to date are not eligible for this deduction. We will continue to review the Company’s executive compensation plans periodically to determine what changes, if any, should be made as a result of the limitation on deductibility.

Establishing Compensation Levels

Role of the Compensation Committee

The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, independent directors as defined by the Nasdaq Stock Market rules, and are not “interested persons” of our Company, as defined by Section 2(a)(19) of the 1940 Act. The Compensation Committee currently consists of Messrs. Woodward, Badavas and Chow.

The Compensation Committee operates pursuant to a charter that sets forth the mission of the Compensation Committee and its specific goals and responsibilities. A key component of the Compensation Committee’s goals and responsibilities is to evaluate and make recommendations to the Board regarding the compensation of the NEOs of the Company, and to review their performance relative to their compensation to assure that they are compensated effectively in a manner consistent with the compensation philosophy discussed above. In addition, the Compensation Committee evaluates and makes recommendations to the Board regarding the compensation of the directors for their services. Annually, the Compensation Committee:

(i)	reviews and approves corporate goals and objectives relevant to the NEOs’ total compensation, evaluates the CEO’s performance to ensure that the compensation program is designed to achieve the objective of rewarding our CEO appropriately for his contributions to corporate performance;

(ii)	reviews the CEO’s evaluation of the other NEOs’ performance to ensure that the compensation program is designed to achieve the objectives of rewarding our other NEOs appropriately for their contributions to corporate performance;

(iii)	determines and approves the compensation paid to the Company’s CEO; and

(iv)	together with our CEO’s input, reviews and approves the compensation of the other NEOs.

Periodically, the Compensation Committee reviews our incentive compensation plans and perquisites, if any, to ensure that such plans are consistent with our goals and corporate objectives and appropriately align our NEOs’ interests with those of the Company’s stockholders and makes recommendations to the Board regarding adoption of new employee incentive compensation plans and equity-based plans. The Compensation Committee administers our stock incentive arrangements with our NEOs. The Compensation Committee may not delegate its responsibilities discussed above.

Role of Management

The key member of management involved in the compensation process is our CEO, Manuel A. Henriquez. Mr. Henriquez identifies and proposes certain corporate and executive performance factors that have been established to achieve short-term and long-term corporate objectives that are used by the Compensation Committee to determine total compensation. Over the course of the year, our CEO provides inputs to the Compensation Committee with his recommendations for the funding level for our discretionary annual cash bonus pool as it applies to our NEOs. These recommendations are based upon his evaluation of our current financial outlook and the performance of our NEOs, including their contributions to achieving our short-term and long-term corporate objectives as they relate to each NEO’s specific roles and responsibilities within our Company. Mr. Henriquez’s recommendations are presented to the Compensation Committee for their review and approval, but he is not a member of the Compensation Committee and is not involved in the deliberations of the Compensation Committee.

The Compensation Committee makes all decisions with respect to compensation of all of our NEOs, including the allocation between long-term and current compensation, subject to review by the full Board. Our Compensation Committee meets outside of the presence of our CEO when reviewing and determining his compensation.

Role of the Compensation Consultant

The Compensation Committee has the authority from the Board of Directors for the appointment, compensation and oversight of the Company’s outside compensation consultant. The Compensation Committee generally engages a compensation consultant every other year to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs. In late 2008, the Compensation Committee engaged Towers Watson, an independent compensation consultant, to provide summary compensation information regarding the compensation to be awarded to the Company’s executive officers for the fiscal year ended December 31, 2008. Towers Watson provided the Compensation Committee with a summary analysis regarding the Company’s executive compensation program in early 2009 which the Compensation Committee reviewed when evaluating long-term incentive compensation to be awarded to the Company’s executive officers for the fiscal year ended December 31, 2008 and when evaluating the base salary of the Company’s executive officers for the fiscal year ended December 31, 2009 (the “2008 Report”). Towers Watson also assisted the Company with the definition of its executive compensation strategy, provided market benchmark information, supported the design of incentive compensation plans and provided regulatory and governance guidance. Towers Watson received approximately $49,900 for the 2008 Report and its related services.

In reliance on Towers Watson’s recommendations in the 2008 Report, the Compensation Committee adjusted the mix of cash and equity compensation offered to the Company’s executive officers as well as the types of long-term incentives to be granted for each position reviewed. The consultant made suggestions related to the types of performance factors to be used in the Company’s annual and long-term plans consistent with its business strategies and presented the relevant practices of comparative group companies. Given the Company’s complex business requiring investment professionals with specialized knowledge and experience, coupled with the fact that many of the Company’s direct competitors for such talent are venture capital funds, venture debt funds or private equity firms, mezzanine lenders, hedge funds and other specialty finance companies, including certain specialized commercial banks, specific compensation information with respect to the Company’s direct competitors typically is not publicly available. There are a limited number of published survey sources that have a primary focus on the venture capital and private equity industry and that provide annualized information on long-term incentive plans in the industry, which typically take the form of carried interest. The consultant incorporated data from broader market survey sources such as Mercer Private Equity Survey, The 2009 Private Equity Report published by Glocap Search and Thomson Financial and Dow Jones—Holt Private Equity Analyst Survey as part of its analysis. The consultant, together with inputs from the CEO and the Compensation Committee, developed a list of comparative group companies, primarily other BDCs, based on market size, industries, geographic regions and other factors to be used for compensation and financial analyses. The Compensation Committee considered the referenced surveys and comparative group companies as one factor in determining compensation for our NEOs.

The comparative group utilized by Towers Watson in its 2008 Report included 12 BDCs and one bank. The Compensation Committee primarily looked to the comparative group companies to perform compensation comparisons. Comparative group companies included the following:

Allied Capital Corporation	Main Street Capital Corporation
American Capital, Ltd.	MCG Capital Corporation
Bridge Capital Holdings	Newstar Financial, Inc.
Capital Southwest Corporation	Patriot Capital Funding, Inc.
CapitalSource, Inc.	SVB Financial Group
Harris & Harris Group, Inc.	Triangle Capital Corporation
Kohlberg Capital Corp.

Many of our direct competitors for talent are private partnerships without external financial reporting requirements. As a result, specific compensation with respect to most competitors typically is not publicly available. We rely on our compensation consultant to provide competitive salary and other compensation information regarding our competitors in both our business and for recruiting executives from venture capital funds and/or private equity firms as well as other industry compensation surveys such as The 2009 Private Equity Compensation Report published by Glocap Search and Thomson Financial, which provided detailed data regarding later-stage private equity, early-stage venture capital and private equity fund of funds.

The Compensation Committee utilized the information contained in and the recommendations provided by Towers Watson in the 2008 Report when evaluating the Company’s executive compensation program for the fiscal year ended December 31, 2009.

Company Compensation Policies

The Compensation Committee reviews the performance factors which relate to achieving corporate objectives when approving the compensation provided to our NEOs. Compensation levels for NEOs are determined based on their performance and the achievement of certain corporate objectives and executive performance factors that have been established to achieve our short-term and long-term corporate objectives. In approving the individual compensation for the Company’s NEOs, the Compensation Committee considers the total compensation to be awarded to each NEO and exercises discretion in approving the portion allocated to the various performance factors of total compensation. We believe that the focus on total compensation provides the ability to align compensation decisions with short-term and long-term needs of the business. This approach also allows for the flexibility needed to recognize differences in performance by providing differentiated compensation plans to the NEOs. In determining the 2009 compensation packages for the Company’s NEOs, the Compensation Committee considered certain attributes, specifically the demonstrated skill level, including special or unique knowledge, cumulative experience, level of responsibility, decision making authority, and caliber of overall performance. Based on these considerations, the Compensation Committee approved what it believed to be the appropriate short-term cash and long-term equity compensation for each of our NEOs.

Short-term cash is designed and awarded in an amount appropriate to compensate for annual performance relating to short-term goals that NEOs should be rewarded for in the year performed. Long-term equity incentives are intended to reward for long-term objectives in a manner that ties NEOs’ compensation to the continued success of the Company.

Use of Comparative Compensation Data

The Compensation Committee considers comparative data in approving our NEOs’ compensation. However, comparative data is not a determinative factor in setting compensation. The Compensation Committee annually reviews comparative compensation data, including reports provided by our outside compensation consultant as well as other industry compensation surveys noted above. Comparative compensation data reviewed by the Compensation Committee also includes certain of the Company’s NEOs salary history, scope of responsibilities and promotion history, and other factors deemed relevant by the Compensation Committee as discussed below. The Compensation Committee uses the comparative compensation data to obtain an overview of all elements of actual and potential future compensation for its NEOs so that the Compensation Committee may analyze individual elements of compensation as well as the aggregate total amount of actual and projected compensation for each NEO. The use of comparative compensation data also enables the Compensation Committee to consider total compensation for all NEOs together with the attributes discussed above when considering internal pay equity among each of the Company’s NEOs.

Upon review, the Compensation Committee determined that 2009 annual compensation amounts and awards for our NEOs were within a reasonable range with the compensation amounts and awards of our listed comparative group companies and were appropriately aligned with the Compensation Committee’s expectations.

Internal Pay Equity Analysis

Our compensation program is designed with the goal of providing compensation to our NEOs that is fair, reasonable, and competitive. To achieve this goal, we believe it is important to compare compensation paid to each NEO not only with compensation in our comparative group companies, as discussed above, but also with compensation paid to each of our other NEOs. Such an internal comparison is important to ensure that compensation is equitable among our NEOs.

As part of the Compensation Committee review, we made a comparison of our CEO’s total compensation paid for the three-year period ending December 31, 2009 against that paid to our other NEOs during the same years. Upon review, the Compensation Committee determined that the CEO’s compensation relative to that of the other NEOs was justified relative to the compensation paid to our other NEOs because of his level and scope of responsibilities, expertise and performance history, and other factors deemed relevant by the Compensation

Committee as compared to the other NEOs. The Compensation Committee also reviewed the mix of the individual elements of compensation paid to the NEOs for the three-year period. In the course of its review, the Compensation Committee also considered the individual performance of each NEO and any changes in responsibilities of the NEO. Based on its review, the Compensation Committee determined that our CEO’s total compensation comprised of base salary, annual cash bonus and long-term equity incentive and retention awards was properly aligned in comparison to total compensation paid to the other NEOs.

Benchmarking

We do not specifically benchmark the compensation of our NEOs against that paid by other companies with publicly traded securities. This is because we believe that our primary competitors in both our business and for recruiting executives are venture capital funds, private equity firms, mezzanine lenders, hedge funds and other specialty finance companies, including certain specialized commercial banks. Many of these entities do not publicly report the compensation of their executive officers nor do they typically report publicly information on their corporate performance. While various salary surveys, such as those noted above and from other private sources may become available to us with regard to these private equity firms, we believe that without accurate, publicly disclosed information on these private entities that would serve as benchmarks, it is inappropriate for us to set formal benchmarking procedures.

Assessment of Corporate Performance

The U.S. capital and credit markets have been experiencing extreme disruption and volatility since the summer of 2008 as evidenced by a lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the repricing of credit risk in the broadly syndicated credit market and the failure of many major financial institutions. These events have contributed to a continuing severe economic recession that is materially and adversely impacting the broader financial and credit markets and reducing the availability of credit and equity capital for the markets as a whole and financial services firms in particular, including us.

At the same time, the venture capital market for the technology-related companies in which we invest has recently become more active, but is continuing to show signs of stress and reduced investment activity. Due to the economic slowdown and reduced venture capital investment activity, we determined that it would be prudent to substantially curtail new investment activity in 2009 in order to have working capital available to support our existing portfolio companies and repay a credit facility prior to maturity. These changes were made to manage our credit performance, maintain adequate liquidity and manage our operating expenses in this extremely challenging and unprecedented credit environment.

Despite the worsening general economic conditions, we achieved several strategic and corporate objectives in 2009, as noted below. In reviewing and approving the 2009 discretionary annual cash bonuses for the NEOs, the Compensation Committee considered the achievement of these corporate objectives, executive performance factors and individual performance of each of our NEOs, as critical to achieving our short-term and long-term corporate objectives. Listed below are the most significant performance factors for 2009 taken into account:

•	total investment income;

•	total net investment income;

•	realized and unrealized gains and losses;

•	yield to maturity and effective yield of the investment portfolio;

•	overall credit performance of the total investment portfolio;

•	deleveraging the balance sheet;

•	building liquidity;

•	operating efficiency performance;

•	growth of the overall investment portfolio;

•	adding resources and expanding the organizations at all levels, including adding and retaining our NEOs within the organization as the organization continues to grow;

•	improving and innovating the Company’s information systems;

•	maintaining appropriate dividend distributions to stockholders;

•	raising additional debt capital;

•	return on average assets; and

•	return on average equity.

During 2009, we achieved numerous strategic and operational milestones and corporate objectives, including but not limited to the following:

•	fully repaid the $89.6 million outstanding under the credit facility with Citigroup and Deutsche Bank prior to the maturity;

•	generated total investment income of $74.3 million;

•	increased net investment income to $43.1 million, representing a year over year growth of 8%;

•	generated net income of $13.6 million;

•	achieved credit performance resulting in loan losses of $27.5 million in a severe economic recession;

•	achieved an effective yield of 16.7% for 2009;

•	negotiated a term sheet for a new $20 million credit facility that closed in February 2010;

•	declared $1.26 in dividends to stockholders, including a special dividend of $0.04 paid in December 2009; and

•	added to our organizational capabilities through growth in investment professionals in our Palo Alto, California and Boston, Massachusetts offices.

Determination of 2009 Annual Base Salaries of Our NEOs

NEO compensation is determined based on the achievement of specific corporate and individual performance objectives discussed above. The Compensation Committee acknowledged the fact that while management had achieved numerous strategic investment and operational goals and objectives for the year, market conditions had resulted in a significant reduction in the origination of new investments and loan losses of $27.5 million for 2009. The Compensation Committee took into consideration the market conditions in determining compensation for 2010.

In determining the amount of each NEO’s base salary, the Compensation Committee considers the scope of their responsibilities, taking into account available competitive market compensation paid by other companies for similar positions as discussed above. The Compensation Committee considered the CEO’s experience, performance, and contribution to our overall corporate performance when determining his base salary for 2009. Base salaries for our other NEOs were also set by the Compensation Committee, together with the CEO’s input, based upon each NEO’s individual experience and contribution to the overall performance of our Company.

Base salaries for the NEOs are intended to be competitive with the compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses of comparable size. In order to attract and retain the outstanding levels of executives that we need, the Compensation Committee reviews the Company’s base salaries relative to those offered by other comparative group companies, venture capital funds and private equity firms, mezzanine lenders, hedge funds, and other specialty finance companies, including certain specialized commercial banks. Variation relative to the salaries of the listed comparative group companies and venture capital funds, private equity firms, mezzanine lenders, hedge funds and other specialty finance companies, including certain specialized commercial banks is made in the judgment of management and/or the Compensation Committee, as appropriate, based on the value of the NEO’s experience, performance, change in role or responsibility or specific skill set. Upon review, the Compensation Committee determines whether adjustments to certain NEO’s salaries are necessary to realign salaries with the market for a given position, to recognize NEO’s assumption of significant additional responsibilities and related performance increases, or to achieve an appropriate compensation level due to promotion or other internal equity matters. The Compensation Committee makes all decisions with respect to the base salary compensation of the CEO and together with the Company’s CEO evaluates and approves the Company’s other NEOs’ salary compensation. Our Compensation Committee meets outside of the presence of our CEO when reviewing and determining his base salary compensation.

Following is a table of the annual base salaries for our NEOs as set during the preceding two years:

	Fiscal Year 2009 Base Salary	Fiscal Year 2008 Base Salary
Manuel A. Henriquez	$700,000	$700,000
David M. Lund	$250,000	$250,000
Scott Harvey	$210,000	$210,000
Samir Bhaumik	$270,000	$270,000
Parag I. Shah	$315,000	$315,000

Determination of 2009 Annual Cash Bonus for Our NEOs

Over the course of the year the Compensation Committee, together with input from our CEO, developed a specific bonus pool for the 2009 operating year to be available for our discretionary annual cash bonus program. The amount determined to be available for this bonus program was at the discretion of the Compensation Committee, and was dependent upon many factors as outlined previously, including, but not limited to, our current financial performance and performance related contributions of our NEOs in achieving our performance objectives.

The annual cash bonus is “at risk” discretionary compensation that is designed to motivate our NEOs to achieve financial and non-financial goals that are consistent with the Company’s 2009 operating plan. “At risk” discretionary compensation means that it is up to the Compensation Committee to determine whether any cash bonus amount will be awarded to any of our NEOs. In approving the amount of a NEO’s variable compensation—the annual cash bonus—the Compensation Committee reviews the CEO’s evaluation of the performance of each NEO and considers each NEO’s performance in light of the factors identified above. Within those guidelines, the Compensation Committee considers the overall funding available for such cash bonus awards, the performance of NEOs and the desired mix between the various components of total compensation. Discretion is exercised in determining the overall total compensation to be awarded to the NEOs. As a result, the amounts delivered in the form of an annual cash bonus are designed to work together in conjunction with base salary to deliver an appropriate total cash compensation level to the NEOs.

We believe that the discretionary design of our variable cash compensation program supports our overall compensation objectives by allowing for significant differentiation of cash compensation based on executive performance and by providing the flexibility necessary to ensure that overall compensation packages for our NEOs are competitive relative to our market.

We typically determine and award cash bonuses for our NEOs during the first quarter of the following year. In evaluating the performance of our NEOs to arrive at their 2009 cash bonus awards, the Compensation Committee considered the performance factor achievements against our corporate objectives as discussed above under “Assessment of Corporate Performance.” The Compensation Committee also reviewed the CEO’s evaluation of the NEOs’ performance achievements. When an NEO’s performance exceeds expectations and performance goals established during the year, actual cash bonus compensation for the NEO may exceed the specified bonus pool amount at the discretion of our Compensation Committee.

After due deliberation, the Compensation Committee awarded Messrs. Henriquez, Lund, Harvey, Bhaumik and Shah the annual cash bonuses relating to their performance during the year ending December 31, 2009:

2009 Annual Cash Bonus
Manuel A. Henriquez	$1,350,000
David M. Lund	$85,000
Scott Harvey	$75,000
Samir Bhaumik	$165,000
Parag I. Shah	$340,000

Long-term Equity Retention and Incentive Awards

Our principal objective in awarding incentive stock option and/or restricted stock awards to eligible NEOs is to retain and align each NEO’s interests with our success and the financial interests of our stockholders by linking a portion of such NEO’s compensation with the Company’s long-term goals. We continue to believe that the use of stock and stock-based awards offers the best approach to achieving our retention and long-term performance goals. Our equity program is designed to encourage NEOs to work with a long-term view of the Company’s performance and to reinforce their long-term affiliation with the Company by imposing vesting schedules over several years of employment. The Compensation Committee awards incentive stock option and/or restricted stock awards on a discretionary basis and such awards depend in each case on the performance of the NEOs under consideration, and in the case of new hires, their potential performance. Incentive stock option awards are priced at the closing price of the stock on the date the Compensation Committee meets and the grant is issued.

Determination of 2008 and 2009 Long-term Equity Incentive Awards for Our NEOs

The Compensation Committee reviewed the performance of our NEOs following the end of our 2008 fiscal year relative to the long-term equity incentive and retention awards program the Compensation Committee administers. As a result of these deliberations, in March 2009, the Compensation Committee awarded the following long-term equity incentive and retention awards, in the form of restricted stock and stock options to our NEOs related to their 2008 year’s performance as set forth in the table below. The value of the stock option awards was determined using the Black-Scholes-Merton methodology. The stock options were granted with an exercise price of $4.21 per share which was the Company’s closing stock price on March 17, 2009, the effective date of grant. Each stock option award vests 33% one year after the date of grant and ratably over the succeeding 24 months subject to a three year vesting schedule. The value of the restricted stock was determined to be the Company’s closing price on March 17, 2009, the date of the grant. Each restricted stock award vests as to 25% of the award one year after the date of grant and ratably over the succeeding 36 months subject to a four year forfeiture schedule.

	Grant Date	2009 Restricted Stock Awards	Fair Value of Restricted Stock Awards	Stock Option Award	Fair Value of Option Awards
Manuel A. Henriquez	03/17/2009	100,000	$421,000	250,000	$96,025
David M. Lund	03/17/2009	25,000	$105,250	65,000	$24,966
Scott Harvey	03/17/2009	20,000	$84,200	20,000	$7,682
Samir Bhaumik	03/17/2009	30,000	$126,300	65,000	$24,966
Parag I. Shah	03/17/2009	45,000	$189,450	250,000	$96,025

The Compensation Committee reviewed the performance of our NEOs following the end of our 2009 fiscal year relative to the long-term equity incentive and retention awards program the Compensation Committee administers. As a result of these deliberations, the Compensation Committee awarded the following long-term equity incentive and retention awards, in the form of restricted stock to our NEOs related to their 2009 year’s performance as set forth in the table below. The value of the restricted stock for Messrs. Lund, Harvey, Bhaumik and Shah was determined to be the Company’s closing price on March 16, 2010, the date of their grants. The value of the restricted stock for Mr. Henriquez and an additional grant for Mr. Shah was determined to be the Company’s closing price on March 24, 2010, the date of their grants. Each restricted stock award vests 25% of the award one year after the date of grant and ratably over the succeeding 36 months subject to a four year forfeiture schedule. No stock options were awarded to our NEOs for the 2009 fiscal year.

	Grant Date	Restricted Stock Awards	Fair Value of Restricted Stock Awards
Manuel A. Henriquez	03/24/2010	225,000	$2,362,500
David M. Lund	03/16/2010	5,000	$51,350
Scott Harvey	03/16/2010	10,000	$102,700
Samir Bhaumik	03/16/2010	60,000	$616,200
Parag I. Shah	03/16/2010	105,000	$1,078,350
Parag I. Shah	03/24/2010	25,000	$262,500

Although we have no stock ownership policy, we encourage stock ownership in the Company, as we believe such ownership aligns our NEOs interests with our success and the long-term financial interests of our stockholders.

Potential Payments Upon Termination or Change of Control

No NEOs or employee of the Company has a written employment or severance agreement.

Upon specified covered transactions (as defined in the 2004 Plan), in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution, by the acquirer or survivor or an affiliate of the acquirer or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the award, each award will become fully exercisable prior to the covered transaction on a basis that gives the holder of the award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the covered transaction following exercise, and the award will terminate upon consummation of the covered transaction. A covered transaction includes the following: (i) a merger or other transaction in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities; (ii) a sale of substantially all of the Company’s assets; (iii) a dissolution or liquidation of the Company; or (iv) a change in a majority of the Board’s composition unless approved by a majority of the directors continuing in office.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommend to the Board that the Compensation Discussion and Analysis be included in Hercules Technology Growth Capital, Inc.’s 2010 proxy statement.

Respectfully Submitted,

The Compensation Committee

Allyn C. Woodward, Jr., Chairman

Robert P. Badavas

Joseph W. Chow

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s CEO, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Chief Executive Officer
Manuel A. Henriquez	2009	$700,000	$1,350,000	$421,000	$96,025	$132,500	$2,699,525
	2008	$700,000	$1,175,000	$686,250	$232,137	$60,375	$2,853,762
	2007	$590,791	$1,000,000	—	$654,120	—	$2,244,911

Chief Financial Officer
David M. Lund	2009	$250,000	$85,000	$105,250	$24,966	$38,000	$503,216
	2008	$250,000	$170,000	$195,200	$33,162	$19,320	$667,682
	2007	$202,083	$160,000	—	$50,876	—	$412,959

Chief Legal Officer
Scott Harvey	2009	$210,000	$75,000	$84,200	$7,682	$31,700	$408,582
	2008	$210,000	$125,000	$183,000	$13,928	$18,300	$550,228
	2007	$190,000	$145,000	—	$43,608	—	$378,608

Senior Managing Director
Samir Bhaumik	2009	$270,000	$165,000	$126,300	$24,966	$44,300	$630,566
	2008	$270,000	$160,000	$312,070	$71,287	$28,500	$841,857
	2007	$206,306	$336,000	—	$17,443	—	$559,749

Senior Managing Director
Parag I. Shah	2009	$315,000	$340,000	$189,450	$96,025	$63,200	$1,003,675
	2008	$315,000	$340,000	$491,650	$201,845	$43,120	$1,391,615
	2007	$221,063	$325,000	—	$116,288	—	$662,351

(1)	Salary column amounts represent base salary compensation received by each NEO for the listed fiscal year.
(2)	Bonus column amounts represent the annual cash bonus earned during the fiscal year and awarded and paid out during the first quarter of the following fiscal year.
(3)	The amounts reflect the aggregate grant date fair value of stock awards made to our NEOs during 2009 computed in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock is measured based on the closing price of our common stock on the date of grant.
(4)	The amount reflects the aggregate grant date fair value of option awards made to our NEOs during 2009 computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model.
(5)	Represents matching contributions of $6,500 to each NEO to its 401(k) plan and dividends to Messrs. Henriquez, Lund, Harvey, Bhaumik and Shah in the amount of $126,000, $31,500, $25,200, $37,800 and $56,700 respectively, paid on unvested restricted stock awards during 2009. NEOs did not receive any other perquisites or personal benefits from the Company.

Grants of Plan Based Awards

The following table sets forth certain information with respect to the options and restricted stock awards granted during the fiscal year ended December 31, 2009 to each of our NEOs:

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Chief Executive Officer
Manuel A. Henriquez	03/17/2009	100,000	250,000	$4.21	$517,025

Chief Financial Officer
David M. Lund	03/17/2009	25,000	65,000	$4.21	$130,216

Chief Legal Officer
Scott Harvey	03/17/2009	20,000	20,000	$4.21	$91,882

Senior Managing Director
Samir Bhaumik	03/17/2009	30,000	65,000	$4.21	$151,266

Senior Managing Director
Parag I. Shah	03/17/2009	45,000	250,000	$4.21	$285,475

(1)	Restricted stock awards vest 25% one year after the date of grant and ratably over the succeeding 36 months. When payable, dividends are paid on a current basis on the unvested shares.
(2)	Options vest 33% one year after the date of grant and ratably over the succeeding 24 months. All options may be exercised for a period ending seven years after the date of grant.
(3)	The amounts reflect the aggregate grant date fair value of restricted stock awards and options made to our NEOs during 2009 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding incentive stock option awards classified as exercisable and unexercisable and stock awards as of December 31, 2009 for each of the named executive officers:

Name and Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(7)
Chief Executive Officer
Manuel A. Henriquez	125,000	—		$15.00	06/23/11	—	—
	605,000	—		$13.00	06/17/12	—	—
	97,400	—		$12.14	06/16/13	—	—
	437,501	12,499	(3)	$14.02	01/25/14	—	—
	153,216	97,500	(4)	$12.20	02/25/15	—	—
	—	250,000	(6)	$4.21	03/17/16	—	—
	—	—		—	—	42,187	$438,322
	—	—		—	—	100,000	$1,039,000

Chief Financial Officer
David M. Lund	40,000	—		$13.00	07/15/12	—	—
	45,000	—		$12.14	06/16/13	—	—
	34,028	972	(3)	$14.02	01/25/14	—	—
	21,889	13,928	(4)	$12.20	02/25/15	—	—
	—	65,000	(6)	$4.21	03/17/16	—	—
	—	—		—	—	12,000	$124,680
	—	—		—	—	25,000	$259,750

Chief Legal Officer
Scott Harvey	12,821	—		$15.00	06/23/11	—	—
	141,000	—		$13.00	06/17/12	—	—
	30,000	—		$12.14	06/16/13	—	—
	29,168	832	(3)	$14.02	01/25/14	—	—
	9,197	5,846	(4)	$12.20	02/25/15	—	—
	—	20,000	(6)	$4.21	03/17/16	—	—
	—	—		—	—	11,250	$116,887
	—	—		—	—	20,000	$207,800

Senior Managing Director
Samir Bhaumik	6,000	—		$15.00	12/13/11	—	—
	38,000	—		$13.00	06/17/12	—	—
	93,900	—		$12.14	06/16/13	—	—
	11,668	332	(3)	$14.02	01/25/14	—	—
	43,780	27,853	(4)	$12.20	02/25/15
	2,670	3,330	(5)	$10.49	08/15/15
	—	65,000	(6)	$4.21	03/17/16
	—	—		—	—	17,250	$179,227
	—	—		—	—	2,250	$23,377
	—	—		—	—	30,000	$311,700

Senior Managing Director
Parag I. Shah	5,500	—		$15.00	12/13/11	—	—
	38,000	—		$13.00	06/17/12	—	—
	94,400	—		$12.14	06/16/13	—	—
	77,779	2,221	(3)	$14.02	01/25/14	—	—
	124,765	79,390	(4)	$12.20	02/25/15	—	—
	6,895	8,605	(5)	$10.49	08/15/15	—	—
	—	250,000	(6)	$4.21	03/17/16	—	—
	—	—		—	—	27,000	$280,530
	—	—		—	—	3,750	$38,962
	—	—		—	—	45,000	$467,550

(1)	No options were exercised or transferred during the year ended December 31, 2009.
(2)	Options expiring in 2011, 2012, and 2013 were 100% vested on the date of grant. All other options generally vest 33% one year after the date of grant and the remainder will vest ratably over the succeeding 24 months. All options may be exercised for a period ending seven years after the date of grant.
(3)	The options vested ratably on a monthly basis ending January 25, 2010.
(4)	The options vested 33% on February 25, 2009 and then ratably on a monthly basis ending February 25, 2011.
(5)	The options vested 33% on August 15, 2009 and then ratably on a monthly basis ending August 15, 2011.
(6)	The options vested 33% on March 17, 2010 and then ratably on a monthly basis ending March 17, 2012.
(7)	Market value is computed by multiplying the closing market price of the Company’s stock at December 31, 2009 by the number of shares.

Restricted Stock Vested

The following table sets forth certain information with respect to the shares of restricted stock that vested during the fiscal year ended December 31, 2009 to each of our NEOs. No options were exercised during the fiscal year ended December 31, 2009.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting	Value Realized on Vesting
Chief Executive Officer
Manuel A. Henriquez	14,062	$63,841

Chief Financial Officer
David M. Lund	4,000	$18,160

Chief Legal Officer
Scott Harvey	3,750	$17,025

Senior Managing Director
Samir Bhaumik	6,500	$33,238

Senior Managing Director
Parag I. Shah	10,250	$52,748

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, restricted stock and warrants	(b) Weighted-average exercise price of outstanding options, restricted stock and warrants	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2004 Equity Incentive Plan	4,859,405	$10.72	1,610,120
2006 Non-Employee Director Plan	65,000	$10.88	913,332
Equity compensation plans not approved by stockholders	—	—	—
Total	4,924,405	$10.72	2,523,452

2004 Equity Incentive Plan

Our Board and our stockholders have approved the 2004 Plan for the purpose of attracting and retaining the services of executive officers, directors and other key employees. Under the 2004 Plan our Compensation Committee may award incentive stock options within the meaning of Section 422 of the Code, or ISOs, to employees, and nonstatutory stock options to employees and employee directors. The following is a summary of the material features of the 2004 Plan.

Under the 2004 Plan, we have authorized for issuance up to 7,000,000 shares of common stock of which 881,120 were available for issuance as of April 21, 2010. Participants in the 2004 Plan may receive awards of options to purchase our common stock and/or restricted shares, as determined by our Compensation Committee. Options granted under the 2004 Plan generally may be exercised for a period of no more than ten years from the date of grant unless the option agreement provides for an earlier expiration. Unless sooner terminated by our Board, the 2004 Plan will terminate on the tenth anniversary of its adoption and no additional awards may be made under the 2004 Plan after that date. The 2004 Plan provides that all awards granted under the plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act applicable to us.

Options granted under the 2004 Plan will entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. ISOs must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of stock on the date of the grant. Nonstatutory stock options granted under the 2004 Plan must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant. Options will not be transferable other than by laws of descent and distribution, or in the case of nonstatutory stock options, by gift, and will generally be exercisable during an optionee’s lifetime only by the optionee.

Under the 2004 Plan, we are permitted to issue shares of restricted stock to all key employees of the Company and its affiliates consistent with such terms and conditions as the Compensation Committee shall deem appropriate. Our Compensation Committee determines the time or times at which such shares of restricted stock will become exercisable and the terms on which such shares will remain exercisable. Any shares of restricted stock for which forfeiture restrictions have not vested at the point at which the participant terminates his employment will terminate immediately and such shares will be returned to the Company and will be available for future awards under this plan.

Our Compensation Committee administers the 2004 Plan and has the authority, subject to the provisions of the 2004 Plan, to determine who will receive awards under the 2004 Plan and the terms of such awards. Our Compensation Committee has the authority to adjust the number of shares available for awards, the number of shares subject to outstanding awards and the exercise price for awards following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. The exercise price of an option may be paid in the form of shares of stock that are already owned by such option holder.

Upon specified covered transactions (as defined in the 2004 Plan), all outstanding awards under the 2004 Plan may either be assumed or substituted for by the surviving entity. If the surviving entity does not assume or substitute similar awards, the awards held by the participants will be accelerated in full and then terminated to the extent not exercised prior to the covered transaction.

On March 16, 2010 the Board granted 5,000 shares, 10,000 shares, 60,000 shares and 105,000 shares of restricted stock to Messrs. Lund, Harvey, Bhaumik and Shah, respectively. On March 24, 2010, the Board granted 225,000 shares of restricted stock to Mr. Henriquez and 25,000 shares to Mr. Shah.

2006 Non-Employee Director Plan

Our Board and our stockholders have approved the 2006 Plan. Under current SEC rules and regulations applicable to BDCs absent exemptive relief, a BDC may not grant options or shares of restricted stock to non-employee directors. On February 15, 2007, we received exemptive relief from the SEC to permit us to grant options to non-employee directors as a portion of their compensation for service on our Board. On May 23, 2007, we received exemptive relief from the SEC to permit us to grant shares of restricted stock to non-employee directors as a portion of their compensation for service on our Board. The following is a summary of the material features of the 2006 Plan.

The Company has instituted the 2006 Plan for the purpose of advancing the interests of the Company by providing for the grant of awards under the 2006 Plan to eligible non-employee directors. Under the 2006 Plan, we have authorized for issuance up to 1,000,000 shares of common stock of which 913,332 were available for issuance as of April 21, 2010.The 2006 Plan authorizes the issuance to non-employee directors of non-statutory stock options (“NSOs”) to purchase shares of common stock at a specified exercise price per share and/or restricted stock. NSOs granted under the 2006 Plan will have a per share exercise price of no less than the current market value of a share of stock as determined in good faith by the Board on the date of the grant. The amount of the options that may be granted are limited by the terms of the 2006 Plan, which prohibits any grant that would cause the Company to be in violation of Section 61(a)(3) of the 1940 Act.

Under the 2006 Plan, non-employee directors will each receive an initial grant of an option to purchase 10,000 shares of stock upon initial election to such position. The options granted will vest over two years, in equal installments on each of the first two anniversaries of the date of grant, provided that the non-employee director remains in service on such dates. In addition, each non-employee director shall automatically be granted an option to purchase 15,000 shares of stock on the date of such non-employee director’s re-election to the Board and such grant will vest over three years, in equal installments on each of the first three anniversaries of the date of grant, provided that the non-employee director remains in service on such dates. The Compensation Committee has, subject to SEC approval, the authority to determine from time to time which of the persons eligible under the 2006 Plan shall be granted awards; when and how each award shall be granted, including the time or times when a person shall be permitted to exercise an award; and the number of shares of stock with respect to which an award shall be granted to such person. The exercise price of options granted under the 2006 Plan is set at the closing price of the Company’s market price on the Nasdaq Global Select Market as of the date of grant and will not be adjusted unless the Company receives an exemptive order from the SEC or written confirmation from the staff of the SEC that the Company may do so (except for adjustments resulting from changes in the Company’s capital structure, such as stock dividends, stock splits and reverse stock splits).

Unless sooner terminated by the Board, the 2006 Plan will terminate on May 29, 2016 and no additional awards may be made under the 2006 Plan after that date. The 2006 Plan provides that all awards granted under the 2006 Plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act.

The Compensation Committee will determine the period during which any options granted under the 2006 Plan shall remain exercisable, provided that no option will be exercisable after the expiration of ten years from the date on which it was granted. Options granted under the 2006 Plan are not transferable other than by will or the laws of descent and distribution, or by gift, and will generally be exercisable during a non-employee director’s lifetime only by such non-employee director. In general, any portion of any options that are not then exercisable will terminate upon the termination of the non-employee director’s services to the Company. Generally, any portion of any options that are exercisable at the time of the termination of the non-employee director’s services to the Company will remain exercisable for the lesser of (i) a period of three months (or one year if the non-employee director’s services to the Company terminated by reason of the non-employee director’s death) or (ii) the period ending on the latest date on which such options could have been exercised had the non-employee director’s services to the Company not terminated. In addition, if the Board determines that a non-employee director’s service to the Company terminated for reasons that cast such discredit on the non-employee director as to justify immediate termination of the non-employee director’s options, then all options then held by the non-employee director will immediately terminate.

Under the 2006 Plan, we also are permitted to issue shares of restricted stock to our non-employee directors. Upon initial election to such position, non-employee directors will automatically be granted 3,333 shares of restricted stock. The forfeiture restrictions for such initial shares of restricted stock will vest as to one-half of such shares on the first anniversary of the date of grant and as to an additional one-half of the restricted stock on the second anniversary of the date of grant. In addition, each non-employee director shall automatically be granted 5,000 shares of restricted stock on the date of such non-employee director’s re-election to the Board and the forfeiture restrictions on such shares will vest as to one-third of such shares on the anniversary of such grant over three years, provided that the non-employee director remains in service on such dates.

Upon re-election to the Board in 2009, Mr. Woodward was granted 5,000 shares of restricted stock with forfeiture restrictions on such shares that vest as to one-third of such shares on the anniversary of such grant over three years, provided that the non-employee director remains in service on such dates. In addition, Mr. Woodward was granted an option to purchase 15,000 shares of stock which will vest over three years, in equal installments on each of the first three anniversaries of the date of grant, provided that the non-employee director remains in service on such dates.

The Compensation Committee administers the 2006 Plan. If there is a change in the capital structure of the Company by reason of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the number and class of shares of stock subject to the 2006 Plan and each option outstanding under it. In the event of a consolidation, merger, stock sale, a sale of all or substantially all of the Company’s assets, a dissolution or liquidation of the Company or other similar events (a “Covered Transaction”), the Board may provide for the assumption of some or all outstanding options or for the grant of new substitute options by the acquirer or survivor. If no such assumption or substitution occurs, all outstanding options will become exercisable prior to the Covered Transaction and will terminate upon consummation of the Covered Transaction.

The Board may, subject to SEC prior approval, at any time or times amend the 2006 Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2006 Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2006 Plan the Board may not, without the participant’s consent, alter the terms of an award so as to affect adversely the participant’s rights under the award, unless the Board expressly reserved the right to do so at the time of the grant of the award.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the non-interested directors have selected Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. This selection is subject to ratification or rejection by the stockholders of the Company.

Ernst & Young LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Required Vote

This proposal requires the affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. The persons named in the accompanying proxy intend to vote proxies received by them in favor of this proposal unless a choice of “Against” or “Abstain” is specified.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

Principal Accountant Fees and Services

The following aggregate fees by Ernst & Young LLP, the Company’s independent registered public accounting firm, were billed to the Company for work attributable to 2009 and 2008 audit, tax and other services.

	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit Fees(1)	$979,116	$526,917
Audit-Related Fees	—	—
Tax Fees	$43,000	$30,000
All Other Fees	$—	$2,500
Total Fees:	$1,022,116	$559,417

(1)	Audit fees for 2009 include approximately $397,000 of billings for services related to 2008. Audit fees for 2008 include approximately $91,000 of billings for services related to 2007.

Services rendered by Ernst & Young LLP in connection with fees presented above were as follows:

Audit Fees. For fiscal years 2009 and 2008, audit services include fees associated with the annual audit of the Company’s financial statements, audit of management’s report on internal control over financial reporting, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, and comfort letters and consents included in other SEC filings.

Audit-Related Fees. We did not incur any audit-related fees during fiscal 2009 or 2008. Examples of such services that traditionally are performed by the independent accountant would include assurance-related services such as attest services that are not required by statute or regulation.

Tax Fees. Tax fees in fiscal year 2009 and 2008 include professional fees for tax compliance and tax advice.

All Other Fees. Fees for other services would include fees for products and services other than the services reported above. Other fees billed in fiscal 2009 and 2008 relate to on-line technical accounting software service. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by Ernst & Young LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence. In accordance with the pre-approval policy, the Audit Committee generally includes at its first meeting of every year a discussion and pre-approval of such services and the expected costs of such services for the year.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval at the first Audit Committee meeting of the year must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable Public Company Accounting Oversight Board rule regarding the independent accountant’s communications with audit committees concerning independence and has discussed with the auditors the auditors’ independence. The Audit Committee has also considered the compatibility of non-audit services with the auditors’ independence.

During 2009, the Audit Committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by the CEO and Chief Financial Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, Company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee also recommended the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

The Audit Committee

Robert P. Badavas, Chairman

Allyn C. Woodward, Jr.

Joseph W. Chow

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL 3: AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE UP TO 20% OF THE COMPANY’S COMMON STOCK AT A NET PRICE BELOW THE COMPANY’S THEN CURRENT NAV

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current NAV of such stock, with certain exceptions. One such exception would permit the Company to sell or otherwise issue shares of its common stock during the next year at a price below the Company’s then current NAV if its stockholders approve such a sale and the Company’s directors make certain determinations.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell shares of its common stock in an amount not to exceed 20% standing common stock as of the date when this proposal is approved by the stockholders at a price below its then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2010 Annual Meeting of Stockholders and the date of the Company’s 2011 Annual Meeting of Stockholders, which is expected to be held in June 2011. Stockholders approved a similar proposal at the 2008 and 2009 Annual Meetings of Stockholders; however, the Company did not elect to sell shares of its common stock during the prior year at a price below the Company’s then current NAV.

Effect of Approval

Generally, equity securities sold in public securities offerings are priced based on market prices, rather than NAV. The Company is seeking the approval of a majority of its common stockholders of record to offer and sell shares of its common stock at prices that, net of underwriting discount or commissions, may be less than NAV so as to permit management the flexibility in pricing new share issuances it may require from time to time during the authorized period as a result of market conditions.

Although the Company’s common stock has previously traded at a premium above NAV, for the last several quarters the Company’s common stock has traded below NAV, which has not been uncommon for BDCs like the Company during this economic recession. Given the volatility in the stock market, we cannot predict whether our common stock will resume trading at a premium to NAV or continue trading at a discount to NAV in the future.

The following table lists the high and low closing sales prices for our common stock, the sales price as a percentage of NAV and quarterly dividends per share. On April 21, 2010, the last reported closing sale price of our common stock was $11.28 per share which represents a premium of approximately 109.6% to the NAV reported as of December 31, 2009.

	NAV(1)	Closing Sales Price		Premium of High Sales Price to NAV(2)	Premium or Discount of Low Sales Price to NAV(2)	Declared Dividends
		High	Low
Year ended December 31, 2007
First Quarter	$11.68	$14.50	$12.77	124.1%	109.3%	$0.30
Second Quarter	$12.05	$14.71	$12.80	122.1%	106.2%	$0.30
Third Quarter	$11.97	$14.02	$11.32	117.1%	94.6%	$0.30
Fourth Quarter	$12.31	$13.60	$10.87	110.5%	88.3%	$0.30

Year ended December 31, 2008
First Quarter	$12.28	$12.75	$9.59	103.5%	77.8%	$0.30
Second Quarter	$12.21	$11.32	$8.93	92.7%	73.1%	$0.34
Third Quarter	$12.25	$11.35	$7.95	92.7%	64.9%	$0.34
Fourth Quarter	$11.56	$10.24	$4.57	88.6%	39.5%	$0.34

	NAV(1)	Closing Sales Price		Premium of High Sales Price to NAV(2)	Premium or Discount of Low Sales Price to NAV(2)	Declared Dividends
		High	Low

Year ended December 31, 2009
First Quarter	$10.94	$8.62	$3.41	78.8%	31.2%	$0.32
Second Quarter	$10.27	$8.89	$4.76	86.8%	46.3%	$0.30
Third Quarter	$10.37	$10.35	$8.33	99.8%	80.3%	$0.30
Fourth Quarter	$10.29	$11.22	$8.96	109.0%	87.1%	$0.34	(3)

Year ended December 31, 2010
First Quarter	*	$11.31	$7.90	*	*	$0.20
Second Quarter (through April 21, 2010)	*	$11.39	$10.61	*	*	—

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Calculated as the respective high or low closing sales price divided by NAV.
(3)	This includes a $0.04 per share special dividend declared by the Company which was paid on December 30, 2009.
*	NAV for this period has not been determined.

Reasons for Approval

As a BDC and a regulated investment company (RIC) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must comply with a debt to equity ratio requirement that prohibits the Company from incurring debt or issuing senior securities if the ratio is less than 1:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company strives to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

As a result of the capital market disruption, the Company has seen a reduction in competition, a widening of spreads and generally more conservative capital structures. The Company believes that these changes in the capital markets have created a unique opportunity to invest at attractive risk-adjusted returns, including opportunities that may increase NAV over the longer-term, even if financed with the issuance of common stock below NAV. However, general weak economic conditions could continue for a period of time or possibly worsen in the future. If current market conditions persist, the Company and other companies in the financial services sector may not have access to sufficient debt or equity capital in order to take advantage of this opportunity. In addition, the debt capital that will be available, if at all, may be at a higher cost and on less favorable terms and conditions in the future. Stockholder approval of the proposal to sell shares of the Company’s common stock below NAV, subject to the conditions set forth in this proposal, is expected to provide the Company with the flexibility to invest in opportunities that arise despite current market conditions.

Without the approval of a majority of its common stockholders to sell stock at prices below its current NAV, the Company would be precluded from selling shares of its common stock to raise capital during periods where the market price for its common stock is below its current NAV and may be precluded from selling shares when the market price for its common stock is not sufficiently above its current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than its current NAV.

The Company believes that having the flexibility to issue its common stock below NAV in certain instances will benefit all of its stockholders. The Company expects that it will be periodically presented with attractive opportunities that require the Company to make an investment commitment quickly. As discussed above, because of current volatility disruptions in the capital and debt markets, the Company may not have sufficient access to capitalize on investment opportunities presented to it unless it is able to quickly raise additional capital. As a result of the ongoing disruption in the capital markets, for the past several quarters the market value of the Company’s common stock has traded at a discount to its NAV. In the future, the market value of the Company’s common stock may continue to trade below NAV resulting in a net price per share below NAV, which has not been uncommon for BDCs like the Company. Alternatively, the Company’s NAV could increase without a commensurate increase in the Company’s stock price.

If any of these events were to occur, absent the approval of this proposal by stockholders, the Company may not be able to effectively access the capital markets to enable it to take advantage of attractive investment opportunities. The ability to issue shares below NAV also minimizes the likelihood that the Company would consider selling assets it would not otherwise sell at times that may be disadvantageous to the Company.

If this proposal is approved, the Company does not anticipate selling its common stock below its NAV unless it has identified investment opportunities that the Board, including a majority of the disinterested directors, as defined in the 1940 Act, reasonably believes will lead to a long-term increase in NAV. Further, to the extent the Company issues shares of its common stock below NAV in a publicly registered transaction, the Company’s market capitalization and the number of its publicly tradable common stock will increase, thus potentially affording all common stockholders greater liquidity. To the extent the Company issues shares below NAV in a private transaction, the per share price will be the fair market value as determined by the Board.

Conditions to Sales Below NAV

If this proposal is approved, the Company will only sell shares of its common stock at a net price below NAV during the specified one year period if the following conditions are met:

•	a majority of the Company’s directors who will have no financial interest in the sale have approved the sale;

•

a majority of such directors who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any distributing commission or discount; and

•	following such issuance, not more than 20% of the Company’s then outstanding shares as of the date of stockholder approval will have been issued at a price less than NAV.

Consequences

Before voting on this proposal or giving proxies with regard to this matter, common stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s common stock at less than NAV on the NAV per outstanding share of common stock prior to such an issuance. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV as a result of the issuance of shares at a price below the NAV and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV when considering whether to authorize any such issuance.

Examples of Dilutive Effect

The following table illustrates the reduction to NAV and dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from NAV, although it is not possible to predict the level of market price decline that may occur. Sales prices and discounts are hypothetical in the presentation below.

The examples assume that Company XYZ has 3,000,000 common shares outstanding, $40,000,000 in total assets and $10,000,000 in total liabilities. The current net asset value and NAV are thus $30,000,000 and $10.00. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 150,000 shares (5% of the outstanding shares) with proceeds to the Company at $9.50 per share after offering expenses and commission, (2) an offering of 300,000 shares (10% of the outstanding shares) with proceeds to the Company at $9.00 per share after offering expenses and commissions and (3) an offering of 600,000 shares (20% of the outstanding shares) with proceeds to the Company at $8.00 per share after offering expenses and commissions.

	Prior to Sale Below NAV	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$8.42	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—

Decrease to NAV
Total Shares Outstanding	3,000,000	3,150,000	5.00%	3,300,000	10.00%	3,600,000	20.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%

Share Dilution to Stockholder
Shares Held by Stockholder A	30,000	30,000	—	30,000	—	30,000	—
Percentage of Shares Held by Stockholder A	1.00%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%

Total Asset Values
Total NAV Held by Stockholder A	$300,000	$299,286	(0.20)%	$297,273	(0.90)%	$290,000	(3.30)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$300,000	$300,000	—	$300,000	—	$300,000	—
Total Dilution to Stockholder A (Change in Total NAV Held By Stockholder)		$(714)	—	$(2,727)	—	$(10,000)	—

Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage Dilution per Share Held by Stockholder A	—	—	(0.20)%	—	(0.90)%	—	(3.30)%

The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Common stockholders should also consider that existing holders of the Company’s common stock have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such existing stockholders’ holdings of common stock as a percentage of shares outstanding to the extent existing stockholders do not participate in and purchase sufficient shares in the offering to maintain their percentage interest. Further, if current stockholders of the Company either do not purchase any shares in an offering conducted by the Company or do not purchase sufficient shares in the offering to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

Required Vote

Approval of this proposal requires the affirmative vote of (i) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (ii) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as the lesser of: (i) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities. Abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE SHARES OF ITS COMMON STOCK DURING THE NEXT YEAR AT A PRICE BELOW THE COMPANY’S THEN CURRENT NAV.

PROPOSAL 4: AUTHORIZE THE COMPANY TO OFFER AND ISSUE DEBT WITH WARRANTS OR DEBT CONVERTIBLE INTO SHARES OF ITS COMMON STOCK AT AN EXERCISE OR CONVERSION PRICE THAT, AT THE TIME SUCH WARRANTS OR CONVERTIBLE DEBT ARE ISSUED, WILL NOT BE LESS THAN THE FAIR MARKET VALUE PER SHARE BUT MAY BE BELOW THE COMPANY’S THEN CURRENT NAV

General Information

The Board believes it would be in our best interest to have the ability to offer debt with warrants or debt convertible into shares of our common stock at an exercise price that, at the time such warrants or convertible debt are issued, will not be less than the fair market value per share but may be below NAV at the time of issuance of such warrants or debt.

The Company has elected to be regulated as a BDC under the 1940 Act. As a BDC, Section 61(a) (in conjunction with Section 18(d)) of the 1940 Act generally prohibits us from issuing a security that includes a right to subscribe to or purchase our common stock unless we meet certain conditions, including obtaining stockholder approval. As a result we are generally precluded from issuing warrants or debt convertible into shares of our common stock, unless we obtain stockholder approval as to the issuance of such securities and meet certain other conditions.

The number of shares of our common stock that would result from the exercise or conversion of such warrants or debt and all other securities convertible, exercisable or exchangeable into shares of our common stock outstanding at the time of issuance of such warrants or debt will not exceed 25% of our outstanding common stock at such time. However, if the number of shares of our common stock that would result from the exercise of all outstanding securities convertible, exercisable, or exchangeable into shares of our common stock held by our directors, officers and employees pursuant to equity compensation plans exceeds 15% of our outstanding common stock, then the total amount of common stock that will result from the exercise of all outstanding warrants, convertible debt, and all other securities convertible, exercisable, or exchangeable into shares of common stock will not exceed 20% of our outstanding common stock at such time.

Background and Reasons

In order to provide us with maximum flexibility to raise capital, we are asking you to approve the issuance of debt with warrants or debt convertible into shares of our common stock on such terms and conditions as the Board determines to be in the best interests of the Company and our stockholders.

Our Board, including a majority of the Board who have no financial interest in the proposal and are non-interested directors, has approved as in the best interests of the Company and our stockholders and recommends to the stockholders for their approval a proposal authorizing us to issue debt with warrants or debt convertible into shares of our common stock (subject to the limitations stated) at exercise or conversion prices that, at the time such warrants or convertible debt are issued, will not be less than the market value per share but may be below NAV at the time of issuance of such debt with warrants or convertible debt. Upon obtaining the requisite stockholder approval, we will comply with the conditions described below in connection with any financing undertaken pursuant to this proposal. See below for a discussion of the risks of dilution and leverage.

Management and the Board have determined that it would be advantageous to us to have the ability to sell debt with warrants or debt convertible into shares of our common stock in connection with our financing and capital raising activities. The issuance of convertible securities or debt with warrants may give us a cost-effective way to raise capital and is a common practice by corporations that are not BDCs. Such debt or warrants typically allow the purchasers thereof to participate in any increase in value of the issuer’s common stock.

As discussed above in Proposal 3, the Company believes that changes in the U.S. capital markets have created an opportunity to invest at attractive risk-adjusted returns. However, the weak general economic conditions have also materially and adversely impacted the broader financial and credit markets and reduced the availability of debt or equity capital for the market as a whole and may continue or worsen in the future. As a result, the Company is seeking flexibility to raise additional capital by selling debt with warrants or debt convertible into shares of its common stock so that it may take advantage of this opportunity.

While we have no immediate plans to issue any such convertible securities, we are seeking stockholder approval now in order to provide flexibility for future issuances, which typically must be undertaken quickly. The final terms of any sale of warrants or convertible debt, including price, dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and similar matters will be determined by the Board at the time of issuance. Also, because we have no immediate plans to issue any such convertible securities, it is impracticable to describe the transaction in which the securities would be issued. Instead, any transaction where we issue convertible debt or debt with warrants, including the nature and amount of consideration that would be received by us at the time of issuance and the use of any such consideration, will be reviewed and approved by the Board at the time of issuance. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such issuance.

Conditions to Issuance

If our stockholders approve this proposal, we will only be able to issue debt with warrants or debt convertible into shares of our common stock so long as the issuance of such warrants or convertible debt meets the following conditions:

(i) the exercise or conversion rights in such warrants or debt expire by their terms within 10 years;

(ii) the warrants and the exercise or conversion rights in such warrants or debt are not separately transferable;

(iii) the exercise or conversion price of such warrants or debt that, at the time such warrants or convertible debt are issued, will not be less than the fair market value per share but may be below NAV at the date of issuance of such warrants or convertible debt;

(iv) the issuance of such warrants or convertible debt is approved by a majority of the Board who have no financial interest in the transaction and a majority of the non-interested directors on the basis that such issuance is in the best interests of the Company and our stockholders; and

(v) the number of shares of our common stock that would result from the exercise or conversion of such warrants or debt and all other securities convertible, exercisable or exchangeable into shares of our common stock outstanding at the time of issuance of such warrants or debt will not exceed 25% of our outstanding common stock at such time. However, if the number of shares of our common stock that would result from the exercise of all outstanding securities convertible, exercisable, or exchangeable into shares of our common stock held by our directors, officers and employees pursuant to equity compensation plans exceeds 15% of our outstanding common stock, then the total amount of common stock that will result from the exercise of all outstanding warrants, convertible debt, and all other securities convertible, exercisable, or exchangeable into shares of common stock will not exceed 20% of our outstanding common stock at such time.

Prior to the time of issuance, the Board may determine to issue warrants or convertible debt in a registered public offering or in a private placement either with or without an obligation to seek to register their resale at the request of the holders. The Board may also determine to use an underwriter or placement agent to assist in selling such securities if it concludes that doing so would assist in marketing such securities on favorable terms.

Dilution

Your ownership and voting interest in us may be diluted if we issue warrants or convertible debt. We cannot state precisely the amount of any such dilution because we do not know at this time what number of shares of common stock would be issuable upon exercise or conversion of any such warrants or convertible debt that are ultimately issued. In addition, because the exercise or conversion price per share at the time of exercise or conversion could be less than the NAV our common stock at the time of exercise or conversion, and because we would incur expenses in connection with any such issuance of warrants or convertible debt, such exercise or conversion could result in a dilution of NAV of our common stock at the time of such exercise. The amount of any decrease in NAV is not predictable because it is not known at this time what the exercise or conversion price and NAV of our common stock will be upon any exercise or conversion or what number or amount (if any) of such warrants or convertible debt will be issued. Such dilution could be substantial. See “Examples of Dilutive Effect of the Issuance of Shares Below NAV” included in Proposal 3.

The 1940 Act establishes a connection between common stock sale price and NAV because, when stock is issued at a price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. The Board will consider the potential dilutive effect of the issuance of warrants or securities to subscribe for or convertible into shares of our common stock when considering whether to authorize any such issuance.

This proposal does not limit our ability to issue securities to subscribe for or convertible into shares of its common stock at an exercise or conversion price below NAV at the time of exercise or conversion (including through the operation of anti-dilution protections). The only requirement with respect to the exercise or conversion price is that it be not less than the market value per share of our common stock on the date of issuance.

Leverage

We borrow funds to make investments. As of December 31, 2009 and as of April 21, 2010, we had $130.6 million of outstanding indebtedness. We use this practice, which is known as “leverage,” to attempt to increase returns to our common stockholders. The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. See “Risk Factors” of our Annual Report on Form 10-K for a discussion of the risks associated with the use of leverage. With certain limited exceptions, we are only allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. Any issuance of debt will be treated as a borrowing (in an amount equal to the principal amount of such debt) for purposes of such asset coverage. The amount of leverage that we employ at any particular time will depend on our management’s and our Board’s assessment of market and other factors at the time of any proposed borrowing.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY TO OFFER AND ISSUE DEBT WITH WARRANTS OR DEBT CONVERTIBLE INTO SHARES OF OUR COMMON STOCK AT AN EXERCISE OR CONVERSION PRICE THAT, AT THE TIME SUCH WARRANTS OR CONVERTIBLE DEBT ARE ISSUED, WILL NOT BE LESS THAN THE FAIR MARKET VALUE PER SHARE BUT MAY BE BELOW OUR THEN CURRENT NAV.

OTHER BUSINESS

The Board knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the Annual Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Annual Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Annual Meeting unless certain securities law requirements are met.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2011 Annual Meeting of Stockholders will be held in June 2011, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to the Company at its address in Palo Alto, California, and the Company must receive the proposal on or before December 31, 2010, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

Under the Company’s current Bylaws, nominations for directors and proposals of business, other than those to be included in the Company’s proxy materials following the procedures described in Rule 14a-8, may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required in the Bylaws. Except as noted below, to be timely proposals and nominations with respect to the 2011 Annual Meeting of Stockholders must be delivered to the secretary of the Company no earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. For the Company’s 2011 Annual Meeting of Stockholders, the Company must receive such proposals and nominations no earlier than December 1, 2010 and no later than December 31, 2010. If the date of the annual meeting has been changed by more than thirty calendar days from the first anniversary of the date of the preceding year’s annual meeting, stockholder proposals or director nominations must be so received not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Proposals must comply with the other requirements contained in the Company’s Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Notices of intention to present proposals at the 2011 Annual Meeting of Stockholders should be addressed to Scott Harvey, Secretary and Chief Legal Officer, Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

GENERAL

Certain information contained in this proxy statement relating to the occupations and security holders of our directors and officers is based upon information received from the individual directors and officers.

The Company incorporates by reference the audited consolidated financial statements and notes thereto in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.

THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 21, 2010, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO SCOTT HARVEY, SECRETARY AND CHIEF LEGAL OFFICER, HERCULES TECHNOLOGY GROWTH CAPITAL, INC., 400 HAMILTON AVENUE, SUITE 310, PALO ALTO, CA 94301. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

You are cordially invited to attend the 2010 Annual Meeting of stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board

Scott Harvey

Secretary and Chief Legal Officer

ANNUAL MEETING OF STOCKHOLDERS OF

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

June 9, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=14146

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

10030303000000000000 1 060309

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect one director of the Company who will serve for three years or until his successor is elected and qualified.

NOMINEE:

Manuel A. Henriquez

FOR THE NOMINEE

WITHHOLD AUTHORITY FOR THE NOMINEE

FOR AGAINST ABSTAIN

2. To ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To authorize the Company to sell or otherwise issue up to 20% of the Company’s outstanding common stock at a price below the Company’s then current NAV.

4. To authorize the Company to offer and issue debt with warrants or debt convertible into shares of its common stock at an exercise or conversion price that, at the time such warrants or convertible debt are issued, will not be less than the fair market value per share but may be below the Company’s then current NAV.

5. To vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 9, 2010

The undersigned stockholder of Hercules Technology Growth Capital, Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints Manuel A. Henriquez and David M. Lund, and each of them, each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at our Boston office at 31 St. James Avenue, Suite 790, Boston, Massachusetts 02116 on June 9, 2010, at 10:00 a.m. Eastern Time and at all postponements or adjournments thereof, as indicated on this proxy.

All properly executed proxies representing shares of stock received prior to the Annual Meeting of Stockholders will be voted in accordance with the instructions marked thereon. This proxy is revocable. Stockholders who execute proxies may revoke them with respect to a proposal by attending the Annual Meeting and voting his or her shares in person, or by submitting a letter of revocation or a later-dated proxy to the Company at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301. Where no choice is specified, it will be voted FOR Proposals 1, 2, 3, and 4 and in the discretion of the appointed proxies with respect to matters described in Proposal 5. At the present time, the board of directors knows of no other business to be presented at the Annual Meeting.

(Continued and to be signed on the reverse side)

14475